Exhibit 10.1

LEASE

BY AND BETWEEN

TRUSTEES OF LEXINGTON OFFICE REALTY TRUST

LANDLORD

AND

CURIS, INC.

TENANT

4 MAGUIRE ROAD

LEXINGTON, MASSACHUSETTS

LEASE

4 Maguire Road

Lexington, Massachusetts

ARTICLE 1

Reference Data

1.1 Introduction and Subjects Referred To.

This is a lease (this “Lease”) entered into by and between Trustees of Lexington Office Realty Trust, under Declaration of Trust dated December 22, 2008 and filed with Middlesex County Registry District of the Land Court as Document No. 1488947 (“Landlord”) and Curis, Inc., a Delaware corporation (“Tenant”).

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Section 1.1.

Date of this Lease:	September 16, 2010.

Building and Property:	That building in the Town of Lexington, Massachusetts known as 4 Maguire Road (the “Building”). The Building and the land parcels on which it is located and the sidewalks adjacent thereto are hereinafter collectively referred to as the “Property”.

Premises:	The entire rentable area of the first floor of the Building, substantially as shown on Exhibit A hereto.

Premises Rentable Area:	24,529 square feet.

Original Term:	Seven (7) years and two (2) months, commencing on the Commencement Date and expiring on the day preceding the seventh anniversary of the Rent Commencement Date, except that if the Rent Commencement Date shall occur on a day other than the first day of a month, the Original Term shall expire on the last day of the month in which such anniversary shall occur.

Rent Commencement Date:	The date that is two (2) months after the Commencement Date.

Annual Fixed Rent:	The following amounts:

Year	Annual	Monthly
1	$555,091.20	$46,257.60
2	$579,620.20	$48,301.68
3	$604,149.20	$50,345.77
4	$628,678.20	$52,389.85
5	$653,207.20	$54,433.93
6	$677,736.20	$56,478.02
7	$702,265.20	$58,522.10

For purposes of the timing of the adjustments in the amount of Annual Fixed Rent during the Original Term, the term “Year” shall mean a period of twelve (12) consecutive calendar months commencing on the Rent Commencement Date and each successive twelve (12) calendar month period, except that if the Rent Commencement Date is not the first day of a month, the first (1st) Year shall be the period commencing on the Rent Commencement Date and expiring on the last day of the month in which the first (1st) anniversary of the Rent Commencement Date shall occur (in which case Tenant shall pay, in addition to Annual Fixed Rent for the twelve months of Year 1, pro rated Annual Fixed Rent for the partial month in which the Rent Commencement Date occurs at the annual rate for Year 1, as provided in Section 4.1).

Tenant’s Percentage:	Forty-five and one-half percent (45.50%).

Permitted Uses:	General offices and research and laboratory purposes, including animal research, subject to applicable zoning and the provisions of Subsection 6.1.2.

Delivery Date:	December 1, 2010

Security Deposit:	$277,546.00, subject to reduction as provided in Section 4.7.

Commercial General Liability Insurance Limits:	$5,000,000 per occurrence (combined single limit) for property damage, bodily and personal injury and death.

Original Address of Landlord:	c/o Reit Management & Research LLC Riverbend Office Park 7-9 Galen Street Watertown, MA 02472 Attention: Regional Vice President

Original Address of Tenant:	Curis, Inc. 45 Moulton Street Cambridge, MA 02138 Attn: Chief Financial Officer

Address for Payment of Rent:	Lexington Office Realty Trust c/o Reit Management & Research LLC PO Box 845119 Boston, MA 02284-5119

1.2 Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A.	Plan showing the Premises.
EXHIBIT A-1.	Preliminary Plans.
EXHIBIT A-2.	Furniture.
EXHIBIT B.	Rules and Regulations.
EXHIBIT C.	Alterations Requirements.
EXHIBIT D.	Contractor’s Insurance Requirements.
EXHIBIT E.	Secretary’s Certificate.
EXHIBIT F.	Declaration by Landlord and Tenant.

ARTICLE 2

Premises and Term

2.1 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding exterior walls (except for the interior face thereof), the common lobbies, hallways, stairways, stairwells, elevator shafts and other common areas, and the elevators, pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the common areas, the Premises and the premises of other tenants in the Building.

Tenant shall have, as appurtenant to the Premises, rights to use, in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, hallways and stairways and loading docks of the Building, (b) the common elevators, pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the Premises, and (c) common parking areas, walkways and driveways necessary for access to the Building.

2.2 Term. The term of this Lease shall be for a period beginning on the Commencement Date (as defined in Section 3.1) and continuing for the Original Term and any extension of the term hereof in accordance with the provisions of this Lease, unless sooner terminated as hereinafter provided. When the dates of the beginning and end of the Original Term have been determined such dates shall be evidenced by a confirmatory document executed by Landlord and Tenant in the form substantially as shown on Exhibit F hereto and delivered each to the other, but the failure of Landlord and Tenant to execute or deliver such document shall have no effect upon such dates. The Original Term and any extension of the term hereof in accordance with the provisions of this Lease is hereinafter referred to as the “term” of this Lease.

2.3 Extension Option. So long as this Lease is still in full force and effect, and subject to the Conditions (as hereinafter defined), which Landlord may waive, in its discretion, at any time, but only by notice to Tenant, Tenant shall have the right to extend the term of this Lease for one (1) additional period (the “Extended Term”) of five (5) years. The Extended Term shall commence on the day succeeding the expiration of the Original Term and shall end on the day immediately preceding the fifth anniversary of the commencement of the Extended Term. All of the terms, covenants and provisions of this Lease applicable immediately prior to the expiration of the Original Term shall apply to the Extended Term except that (i) the Annual Fixed Rent for each such Extended Term shall be the greater of (a) the Annual Fixed Rent in effect on the day preceding the commencement of such Extended Term without giving effect to any abatements, set-offs or concessions then in effect (the “Prior Rent”), or (b) the Market Rate (as hereinafter defined) for the Premises determined as of the commencement of such Extended Term, as designated by Landlord by notice to Tenant (“Landlord’s Notice”), but subject to Tenant’s right to dispute as hereinafter provided; and (ii) Tenant shall have no further right to extend the term of this Lease beyond the Extended Term. If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord notice (an “Election Notice”) of its election not later than one (1) year, nor sooner than eighteen (18) months, prior to the expiration of the Original Term. If Tenant fails to give such Election Notice to Landlord, the term of this Lease shall automatically terminate no later than the end of the Original Term, and Tenant shall have no further option to extend the term of this Lease, it being agreed that time is of the essence with respect to the giving of the Election Notice. If Tenant shall extend the term hereof pursuant to the provisions of this Section 2.3, such extension shall (subject to satisfaction of the Conditions, unless waived by Landlord) be automatically effected without the execution of any additional documents, but Tenant shall, at Landlord’s request, execute an agreement confirming the Annual Fixed Rent for the applicable Extended Term. The “Conditions” are that, as of the date of the Election Notice there shall exist no Default of Tenant (as defined in Section 8.1) and the named Tenant as set forth in Section 1.1 (or any assignee or subtenant pursuant to a Permitted Transfer, as defined in Section 6.2.1) shall actually occupy not less than sixty-six percent (66%) of the Premises.

“Market Rate” shall mean the then fair market fixed annual rent for the Premises for the Extended Term (which may include periodic adjustments) commensurate with the fixed annual rents then being charged in the Building and in comparable buildings in the Rental Market for premises comparable to the Premises and used for the same or similar purposes under leases for a similar term, taking into account all relevant factors (determined as set forth below). If Tenant disagrees with Landlord’s designation of the Market Rate, Tenant shall give notice thereof to Landlord within thirty (30) days after the giving of Landlord’s Notice (failure to provide such notice of disagreement within such 30-day period constituting acceptance by Tenant of Market Rate as set forth in Landlord’s Notice); and if the parties cannot agree upon the Market Rate by the date that is forty (40) days following Landlord’s Notice and the Prior Rent shall not determine the Annual Fixed Rent for the Extended Term, then the Market Rate shall be submitted to appraisal as follows: Within fifteen (15) days after the expiration of such forty (40) day period, Landlord and Tenant shall each give notice to the other specifying the name and address of the appraiser each has chosen. The two appraisers so chosen shall meet within twenty (20) days after the second appraiser is appointed and if, within twenty (20) days after the second appraiser is appointed, the two appraisers shall not agree upon a determination of the Market Rate in accordance with the following provisions of this Section 2.3 they shall together appoint a third appraiser. If only one appraiser shall be chosen whose name and address shall have been given to the other party within such fifteen (15) day period and who shall have the qualifications hereinafter set forth, that sole appraiser shall render the decision which would otherwise have been made as hereinabove provided.

If said two appraisers agree on Market Rate in accordance with the paragraph following the immediately following paragraph, then they shall so determine Market Rate in accordance therewith; if said third appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of such twenty (20) day period, then either party, on behalf of both and on notice to the other, may request such appointment by the then President of the Greater Boston Real Estate Board (or any similar or successor organization) area in accordance with its then prevailing rules. If said President shall fail to appoint said third appraiser within twenty (20) days after such request is made, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules. In the event that all three appraisers cannot agree upon such Market Rate within ten (10) days after the third appraiser shall have been selected, then the appraisers selected by Landlord and Tenant shall within such 10-day period each submit to the third appraiser in a sealed envelope his or her determination of the Market Rate, and the third appraiser shall, promptly following the expiration of such 10-day period, promptly determine the Market Rate by selecting either the Market Rate determination of the appraiser selected by Landlord or the Market Rate determination of the appraiser selected by Tenant, whichever shall be closer to such third appraiser’s determination of the Market Rate. The third appraiser’s decision as to which of the other two appraisers’ Market Rate determinations shall be the Annual Fixed Rent for the Extended Term shall be rendered in writing to both Landlord and Tenant within the period described below and shall be final and binding upon them.

Each of the appraisers selected as herein provided shall have at least ten (10) years experience as a commercial real estate broker in the Route 128 West submarket of the Boston, Massachusetts market (the “Rental Market”) dealing with properties of the same type and quality as the Building. Each party shall pay the fees and expenses of the appraiser it has selected and the fees of its own counsel. Each party shall pay one half ( 1/2) of the fees and expenses of the third appraiser (or the sole appraiser, if applicable) and all other expenses of the appraisal. The decision and award of the appraiser(s) shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant. Judgment upon the award of the appraiser(s) may be entered in any court of competent jurisdiction.

Both appraisers or the third appraiser (or the sole appraiser, if applicable) shall determine the Market Rate of the Premises for the Extended Term and render a decision and award as to their determination to both Landlord and Tenant (a) within twenty (20) days after the appointment of the second appraiser, (b) within fifteen (15) days after the appointment of the third appraiser or (c) within fifteen (15) days after the appointment of the sole appraiser, as the case may be. In rendering such decision and award, the appraiser(s) shall assume (i) that neither Landlord nor the prospective tenant is under a compulsion to rent, and that Landlord and Tenant are typically motivated, well-informed and well-advised, and each is acting in what it considers its own best interest, (ii) the Premises are fit for immediate occupancy and use “as is”, (iii) that in the event the Premises have been destroyed or damaged by fire or other casualty prior to the commencement of the Extended Term, they have been fully restored. The appraisers shall also take into consideration the rents contained in leases for comparable space in the Building, or in comparable buildings in the Rental Market, for comparable periods of time.

If the dispute between the parties as to the Market Rate has not been resolved before the commencement of Tenant’s obligation to pay the Annual Fixed Rent based upon determination of such Market Rate, then Tenant shall pay the Annual Fixed Rent under the Lease based upon the Market Rate designated by Landlord in Landlord’s Notice until either the agreement of the parties as to the Market Rate, or the decision of the appraiser(s), as the case may be, at which time Tenant shall pay any underpayment of the Annual Fixed Rent to Landlord, or Landlord shall refund any overpayment of the Annual Fixed Rent to Tenant.

Landlord and Tenant hereby waive the right to an evidentiary hearing before the appraiser(s) and agree that the appraisal shall not be an arbitration nor be subject to state or federal law relating to arbitrations.

2.4 Early Termination Option. Provided that there shall exist no Default of Tenant at the time it gives Landlord notice exercising the option herein granted or thereafter until the Early Termination Date (or Landlord in its sole discretion at any time shall elect to waive such condition), Tenant shall have an option (the “Early Termination Option”) to terminate the term of this Lease effective as of the day preceding the third anniversary of the Rent Commencement Date (the “Early Termination Date”) by giving Landlord written notice of Tenant’s election to exercise the Early Termination Option not later than the second anniversary of the Rent Commencement Date. Tenant shall pay Landlord, concurrently with such notice, a “Termination Fee” equal to the sum of (A) $100,691.54, plus (B) sixty-five and  46/100 percent (65.46%) of the sum of (i) the lesser of (a) $788,816, or (b) the sum of the cost of Landlord’s Premises Work plus any portion of the Balance disbursed to Tenant pursuant to Section 3.2(c) (Landlord agreeing to give Tenant a written statement thereof upon request of Tenant after the occurrence of the Commencement Date), (ii) the brokerage commissions incurred by Landlord in connection with this Lease, being $210,949.40, and (iii) the legal fees paid by Landlord in connection with this Lease, being $25,000.00. Landlord may, in its sole discretion, elect to treat any notice of termination which is not accompanied by the Termination Fee either as null and void or as effective to terminate the term as of the Early Termination Date (while not discharging Tenant from its obligation to pay the Termination Fee).

2.5 Measurement of the Premises. Landlord and Tenant agree that the Premises Rentable Area identified in Section 1.1 is recited for Landlord’s administrative purposes only and that, although the Annual Fixed Rent has been determined by reference to such square footage (regardless of the possibility that the actual measurement of the Premises may be more or less than the number identified, irrespective of measurement method used), Annual Fixed Rent and Tenant’s Percentage shall not be changed except as expressly provided in this Lease.

2.6 Furniture. Provided this Lease is then in full force and effect and there shall exist no Default of Tenant, Landlord, shall permit Tenant to use the furniture in the Premises as of the Date of this Lease as described on Exhibit A-2 attached hereto (hereinafter, the “Furniture”) during the term of this Lease, subject to the provisions of this Lease. Tenant acknowledges that it has been given adequate opportunity to inspect the Furniture and Tenant agrees to accept the Furniture on the Commencement Date “As-Is” and “Where-Is.” LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED OR ARISING BY CUSTOM OR TRADE USAGE, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE FURNITURE HEREUNDER. Tenant shall maintain the Furniture in good repair and condition throughout the term. Tenant agrees to indemnify, defend and hold Landlord harmless from any claim, demand, judgment, loss, cost or expense arising from use of the Furniture by Tenant, its employees, agents and invitees. Tenant shall surrender the Furniture at the expiration or earlier termination of the term in the same condition as it is required to maintain the same during the term, reasonable wear and tear and damage by fire or other casualty excepted. Notwithstanding the foregoing, if Tenant gives Landlord notice that Tenant does not desire to continue using any portion of the Furniture and identifying such Furniture Tenant does not wish to use, then Landlord shall have a period of at least thirty (30) days after delivery of such notice to remove from the Premises all or any of the Furniture designated in Tenant’s notice. To the extent Landlord fails to remove any such Furniture by the expiration of such thirty-day period, Tenant may dispose of it as it wishes.

2.7 Roof Equipment. Tenant, at its sole cost and expense and subject to all applicable laws, codes and regulations and the provisions of this Section 2.7, may install on the roof of the Building and operate during the term antennae and other communications equipment, supplemental HVAC equipment and other roof-top equipment serving the Premises (“Roof Equipment”) of the type customarily installed on the roofs of first-class buildings comparable to the Building by tenants occupying premises therein and used exclusively for uses substantially the same as the Permitted Uses; provided that the aggregate amount of space on the roof (on a per square foot basis) that may be used by Tenant for its Roof Equipment shall not exceed Tenant’s Percentage of the total amount of space on the roof that is available for the roof equipment of all tenants of rentable areas of the Building, as reasonably determined by Landlord, and that the location of Tenant’s Roof Equipment shall be reasonably designated by Landlord. Tenant also shall have the right to run cables, piping and lines (“Lines”) from its Roof Equipment to the Premises using the common shafts, chases, risers and conduits of the Building intended for such purpose to the extent that the same may be available after meeting Landlord’s reasonable requirements for the Building. Landlord makes no representations, express or implied, that the roof of the Building is suitable for the installation or operation of any Roof Equipment.

All Roof Equipment shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed. The design and installation of Tenant’s Roof Equipment shall be performed in accordance with Section 6.2.5 and Exhibit C, any requirements of Landlord’s insurance carrier(s), and all other applicable provisions of this Lease. Tenant agrees that Landlord may require Tenant to paint Tenant’s Roof Equipment in a color selected by Landlord, in addition to any requirements imposed by applicable law or governmental authority.

Landlord shall have no obligation to furnish any utilities or services to the Roof Equipment or to make any alterations, repairs or replacements to any portion of the Building or Property in order to accommodate the installation or operation of any Roof Equipment. All electricity and other utilities required to operate the Roof Equipment shall be either separately metered or submetered, as Landlord determines, and Tenant shall pay the costs of such utilities, as measured by such meter(s) or submeter(s) to Landlord, as Additional Rent, or directly to the utility supplier, as applicable. Tenant agrees that it shall be required, at is sole cost and expense, to perform any roof reinforcement reasonably required by Landlord to accommodate the weight of any Roof Equipment on the Building roof. Under no circumstances shall Tenant make any roof penetrations other than as expressly approved by Landlord in writing in advance, which approval shall not be unreasonably withheld or delayed provided such requested penetrations shall not adversely affect the integrity or weather-tightness of the roof or roof membrane or void or limit any warranties or guaranties with respect to the roof or roof membrane.

During the term, Tenant shall, at its sole cost and expense, perform all repairs and maintenance to the Roof Equipment and Lines necessary to keep the same in good working order, appearance and condition, reasonable use and wear thereof excepted, and Tenant shall promptly repair any damage to the Building or Property caused by the installation or operation of the Roof Equipment or Lines. Tenant shall operate its Roof Equipment in compliance with all applicable legal requirements. Tenant shall not relocate or modify any of the Roof Equipment or Lines without, in each instance, obtaining Landlord’s prior written approval to such relocation or modification which shall not be unreasonably withheld or delayed.

All Roof Equipment installed by Tenant on the Building roof shall service the Premises only, and Tenant shall not permit any other person or firm to make use of any such Roof Equipment.

Unless Landlord shall agree otherwise in writing, Tenant shall, prior to the expiration or earlier termination of the term of this Lease, remove all of its Roof Equipment and all Lines, repair any damage caused by such removal, and restore the portion of the roof where the Roof Equipment was installed to a condition substantially the same as existed prior to the installation of the Roof Equipment. The provisions of Section 6.1.9 shall apply to any area affected hereby as if it were part of the Premises. At Tenant’s written request made at the time Tenant requests Landlord’s approval of any Roof Equipment, Landlord shall advise Tenant whether Tenant may leave such Roof Equipment in place at the expiration or earlier termination of the term.

Landlord reserves the right, upon reasonable notice to Tenant, to require Tenant to relocate all or any of the Roof Equipment to another portion of the roof reasonably designated by Landlord (i) at Tenant’s sole cost and expense, if such relocation is necessary for Landlord to perform any repairs, renovations, improvements or additions to the Building or Property, or (ii) at Landlord’s sole cost and expense if Landlord requires the relocation of the Roof Equipment for any reason other than as specified in the preceding clause (i).

Tenant shall be entitled to obtain access to the Roof Equipment both during and outside of Normal Building Operating Hours (as defined in the Rules and Regulations), but only if Tenant shall have given Landlord reasonable advance notice of the need therefor if practical, and if not practical, Tenant shall give notice thereof promptly thereafter.

Tenant shall not allow any antennae or other Roof Equipment installed by Tenant to interfere with any equipment installed or operating in or from the Building as of the date Tenant commences operation of, or shall subsequently modify, such Roof Equipment. If Landlord determines that any of Tenant’s Roof Equipment interferes any such pre-existing equipment, Landlord may require Tenant to discontinue operation of such Roof Equipment until such time as it may be operated without causing such interference.

ARTICLE 3

Commencement and Condition

3.1 Commencement Date. The Commencement Date shall be at the later to occur of:

(a) The Delivery Date, or

(b) the Substantial Completion Date, as defined in Section 3.2(d).

Notwithstanding the foregoing, if Tenant’s personnel shall occupy all or any part of the Premises for the conduct of its business prior to the Commencement Date as determined pursuant to the preceding sentence, such date of occupancy shall, for all purposes of this Lease, be the Commencement Date.

At least twenty-one (21) days before the projected Substantial Completion Date, Tenant and its contractors shall have access to the Premises for the purposes of installing its furniture, fixtures, equipment and cabling in preparation for Tenant’s occupancy of the Premises. In connection with such access, Tenant agrees (i) to cease promptly upon notice from Landlord any activity or work which has not been approved by Landlord (where such approval is required) or is not in compliance with the provisions of this Lease or which shall interfere with or delay the performance of Landlord’s Premises Work, and (ii) to comply and cause its contractors to comply promptly with all reasonable procedures prescribed by Landlord from time to time for coordinating any work of Tenant with the performance of Landlord’s Premises Work and with any other activity or work in the Building, including, without limitation, the use of labor which shall work in harmony with all other contractors performing work at the Building. Such access by Tenant shall be deemed to be subject to all of the applicable provisions of this Lease as if the Commencement Date had occurred, except that (i) there shall be no obligation on the part of Tenant solely because of such access to pay any Annual Fixed Rent or Additional Rent for Taxes or Operating Costs for any period prior to the Rent Commencement Date, and (ii) Tenant shall not be deemed thereby to have taken or accepted possession of the Premises or any portion thereof. If Tenant fails or refuses to comply or cause its contractors to comply with any of the obligations described or referred to above, then immediately upon notice to Tenant, Landlord may revoke Tenant’s rights of access to the Premises until the Commencement Date.

3.2 Preparation of the Premises.

(a) Landlord shall make the modifications to the existing acid neutralization system in the Building required to make such system a dedicated system serving the Premises exclusively (such work being the “Acid Neutralization Work”). In addition, Landlord shall construct the improvements to the Premises substantially as shown generally in the Preliminary Plans attached hereto as Exhibit A-1 using Building standard materials, finishes and installations except as expressly specified otherwise in the Preliminary Plans. Landlord shall cause its architect to prepare construction drawings and specifications (“Landlord’s Plans”) for said improvements to the Premises (hereinafter, “Landlord’s Premises Work”) in compliance with applicable legal requirements, sufficient to obtain the necessary building permit(s) and for Landlord’s contractor to construct said improvements. Landlord’s Plans shall be delivered to Tenant for its approval, which approval shall not be unreasonably withheld or conditioned. Tenant shall have five (5) Business Days (as defined in the Rules and Regulations) after receiving Landlord’s Plans to review Landlord’s Plans and to notify Landlord if it approves or disapproves Landlord’s Plans. Any disapproval of Landlord’s Plans shall be accompanied by a specific statement of the reasons therefor and of the changes required to obtain Tenant’s approval. In the event Tenant notifies Landlord of any deficiencies in Landlord’s Plans within such five-Business Day period, Landlord shall make the necessary changes to Landlord’s Plans with reasonable promptness and shall resubmit Landlord’s Plans (or the revised portions thereof) to Tenant for Tenant’s approval (in which case Tenant shall have three (3) Business Days to review the corrected Landlord’s Plans and to notify Landlord of approval or disapproval, specifying the reasons for disapproval) and this process shall continue until final Landlord’s Plans are approved by Tenant.

(b) Promptly after approval of Landlord’s Plans, Landlord shall exercise all reasonable efforts to complete, in a good and workmanlike manner and in compliance with applicable law, the Acid Neutralization Work and Landlord’s Premises Work by the Delivery Date, but Tenant shall have no claim against Landlord for failure so to complete such work except the right to terminate this Lease in accordance with Section 3.2(e) or to receive the credit described in Section 3.4(f). Landlord shall complete Landlord’s Premises Work without material deviations from Landlord’s Plans, provided that Tenant agrees that Landlord may make any changes in Landlord’s Premises Work from that shown on Landlord’s Plans, the necessity of which becomes apparent following approval of Landlord’s Plans, with the approval of Tenant (which approval shall not be unreasonably withheld or delayed).

(c) Landlord shall perform the Acid Neutralization Work at Landlord’s sole cost and expense. Landlord shall provide Tenant with an allowance (“Landlord’s Contribution”) of $788,816.00 for the performance of Landlord’s Premises Work, and Tenant shall not be liable for any cost of Landlord’s Premises Work to the extent that such cost thereof is less than or equal to Landlord’s Contribution. To the extent that the cost of Landlord’s Premises Work exceeds Landlord’s Contribution (such excess being the “Excess Cost”), Tenant shall, after the occurrence of the Commencement Date, pay ninety percent (90%) of such Excess Cost within thirty (30) days after delivery to Tenant of a final accounting of the cost of Landlord’s Premises Work accompanied with reasonable supporting documentation of the cost of Landlord’s Work. Tenant shall pay the remaining ten percent (10%) of such Excess Cost within thirty (30) days after completion of all punch list items. For purposes of this subsection (b), the “cost” of

Landlord’s Premises Work shall be the actual cost to Landlord of designing and performing Landlord’s Premises Work including, without limitation, all architectural and engineering fees and expenses and all contractor charges for the cost of work and materials, profit, general conditions and overhead and supervision and all filing fees and other permitting costs, and a fee, to be retained by Landlord, for supervising and managing the design and construction of Landlord’s Premises Work in the amount of three percent (3%) of the cost of Landlord’s Premises Work exclusive of such fee. Tenant shall, if requested by Landlord, execute an amendment to this Lease (the “Excess Cost Amendment”) confirming Landlord’s estimate of any Excess Cost, and Tenant’s obligation on account thereof, within five (5) Business Days after Landlord’s request therefor.

If the cost of Landlord’s Premises Work shall total less than $788,816.00, then the lesser of such difference or $56,344.00 (such lesser amount being the “Balance”) shall be available to reimburse Tenant for the amounts paid by Tenant to move to the Premises and to install voice and data cabling in the Premises. Landlord shall reimburse Tenant for such moving and/or cabling costs (in an amount equal to the lesser of the invoices submitted by Landlord or the Balance) within thirty (30) days after Tenant submits to Landlord paid invoices for such costs, provided that in no event shall Landlord have any obligation to make any payment to Tenant hereunder with respect to any request for payment received later than six (6) months after the Commencement Date or to the extent there shall exist a Default of Tenant.

(d) The “Substantial Completion Date” shall be the first day as of which (i) the Acid Neutralization Work has been completed, (ii) Landlord’s Premises Work has been completed without material deviation from Landlord’s Plans, except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed within thirty (30) days (subject to Force Majeure) after occupancy has been taken without causing undue interference with Tenant’s use of the Premises (i.e. so-called “punch list” items), (iii) the HVAC, electrical, plumbing and life-safety systems serving the Premises and common areas are in good working order and all utilities and services required to be provided by Landlord pursuant to this Lease are available to Tenant in accordance with this Lease, and (iv) Landlord has received a certificate of occupancy (which may be conditional or temporary) for the Premises. Landlord shall use reasonable efforts to complete all punch list items within thirty (30) days after the Substantial Completion Date and Tenant shall afford Landlord access to the Premises for such purposes.

(e) If the Substantial Completion Date has not occurred within sixty (60) days after the Delivery Date (as it may be extended pursuant to Section 3.4) and the Commencement Date shall not have occurred pursuant to the provisions of the last sentence of Section 3.1, Tenant shall have the right to terminate this Lease by giving notice to Landlord not later than thirty (30) days after the expiration of such sixty (60) day period; and this Lease shall cease and come to an end without further liability or obligation on the part of either party sixty (60) days after the giving of such notice it being agreed that time is of the essence with respect to the giving of such notice, unless, within such sixty (60) day period after Tenant’s notice, Landlord causes the Substantial Completion Date to occur (in which event such termination shall be null and void). Tenant’s termination right or the right to the credit described in Section 3.4(f) shall be Tenant’s sole and exclusive remedies at law or in equity for Landlord’s failure to complete work required to be performed by Landlord under this Article 3, or to cause the Substantial Completion Date to occur, by any date.

3.3 Conclusiveness of Landlord’s Performance. Tenant shall be conclusively deemed to have accepted Landlord’s Premises Work and to have released any claim for breach of Landlord’s obligation with respect thereto, unless, within eleven (11) months after the Commencement Date, Tenant gives Landlord a notice setting forth in detail those portions of Landlord’s Premises Work that are not in accordance with Landlord’s obligations hereunder.

3.4 Tenant Delay; Force Majeure. A “Tenant Delay” shall be any delay in the occurrence of the Substantial Completion Date as a result of a Direct Delay (as defined in Section 3.4 (a)), plus any delay in the occurrence of the Substantial Completion Date as a result of an Additional Delay (as defined in Section 3.4(b)). Landlord agrees to give Tenant notice as soon as practicable after Landlord has determined that any act or omission of Tenant is causing a Tenant Delay (or is likely to cause a Tenant Delay if such Tenant Delay has not yet occurred). In the event of Tenant Delay(s), Landlord may, at its option (and without limiting Tenant’s obligation to pay any Excess Cost), require Tenant to commence payment of Annual Fixed Rent and Additional Rent as of the date that the Rent Commencement Date would have occurred in the absence of such Tenant Delay(s), provided that such election by Landlord shall not accelerate the actual Rent Commencement Date and any amount payable by Tenant pursuant to such election shall be payable as Additional Rent in addition to all Annual Fixed Rent and Additional Rent payable by Tenant from and after the Rent Commencement Date.

(a) A “Direct Delay” shall be any of the following:

(i)	any request by Tenant that Landlord delay in the commencement or completion of Landlord’s Premises Work for any reason;

(ii)	Tenant’s failure to execute the Excess Cost Amendment if requested by Landlord or to pay when due any Excess Cost;

(iii)	any request by Tenant for any change to the Preliminary Plans after the Date of this Lease or for any change to Landlord’s Plans or Landlord’s Premises Work after Tenant has approved Landlord’s Plans;

(iv)	any so-called “long lead items” of which Landlord has given Tenant notice at the time that Landlord submits Landlord’s Plans to Tenant for approval, along with the estimated Tenant Delay for such item; or

(v)	any other act or omission of Tenant or its officers, agents, servants or contractors (including unreasonable delay or withholding of approval to changes desired by Landlord and which require Tenant’s approval, as described in Subsection 3.2(b) or any failure to comply timely with its obligations under Section 3.2(a)).

(b) An “Additional Delay” shall be (i) any reasonably necessary change in Landlord’s construction schedule resulting from a Direct Delay or (ii) any “Force Majeure” condition (as defined in subsection (e) hereof) which would have occurred after the Substantial Completion Date but for a Direct Delay.

(c) If, as a result of a Tenant Delay, the Substantial Completion Date is delayed in the aggregate for more than one hundred eighty (180) days, Landlord may (but shall not be required to) at any time thereafter terminate this Lease by giving notice of such termination to Tenant and thereupon this Lease shall terminate without further liability or obligation on the part of either party, except that Tenant shall pay to Landlord the cost theretofore incurred by Landlord in performing the Acid Neutralization Work and Landlord’s Premises Work, plus an amount equal to Landlord’s out-of-pocket expenses incurred in connection with this Lease, including, without limitation, brokerage and legal fees, together with any amount required to be paid pursuant to this Section 3.4 through the date of termination. If solely as a result of Force Majeure, the Substantial Completion Date is delayed for more than one hundred eighty (180) days, either party may (but shall not be required to) at any time thereafter terminate this Lease by giving notice of such termination to the other and thereupon this Lease shall terminate without further liability or obligation on the part of either party.

(d) The Delivery Date shall automatically be extended for the period of any delays caused by Tenant’s Delay(s) or for causes listed in subsection (e).

(e) “Force Majeure” shall be defined as any strike or other labor trouble not related to acts or omissions specific to Landlord or its agents or employees, fire, flood or other casualty, unusually severe weather, governmental preemption of priorities or other controls in connection with a national or other public emergency, governmental moratoria, or inaction of governmental authority (or shortages of fuel, supplies or labor resulting therefrom), war, civil commotion, labor or transportation difficulties, inability to obtain supplies, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control.

(f) If for whatever reason other than a Tenant Delay or Force Majeure the Substantial Completion Date shall not occur by February 1, 2010, then for every day between February 1, 2010 and the Substantial Completion Date Tenant shall be entitled to a credit of $1,520.80 which sum shall be applied against the first installment of Annual Fixed Rent.

3.5 Construction Representatives. Both Landlord and Tenant shall appoint one individual as its “Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Article 3. The Construction Representative may be changed from time to time by notice hereunder from the then current Construction Representative to the other party’s Construction Representative or by notice from Landlord or Tenant pursuant to Section 10.1. The initial Construction Representatives shall be Michael Marx (Landlord) and Robert Curran (Tenant). Notwithstanding Section 10.1, any notices or other communication under this Article 3 may be made by letter or other writing sent by U.S. mail, facsimile or email, provided the communication is made by one party’s Construction Representative to the other party’s Construction Representative.

ARTICLE 4

Rent, Additional Rent, Insurance and Other Charges

4.1 The Annual Fixed Rent. Commencing on the Rent Commencement Date, Tenant shall pay Annual Fixed Rent to Landlord, or as otherwise directed by Landlord, without offset, abatement (except as provided in Article 7), deduction or demand. Annual Fixed Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the term of this Lease, at the Address for Payment of Rent, or at such other place as Landlord shall from time to time designate by notice, by check drawn on a domestic bank.

Annual Fixed Rent for any partial month shall be prorated on a daily basis (based on a 360 day year), and if Annual Fixed Rent commences on a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be payable on the date Annual Fixed Rent commences and shall be equal to such pro-rated amount plus the installment of Annual Fixed Rent for the succeeding calendar month.

4.2 Additional Rent. Commencing on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage of Taxes and Operating Costs as provided in Sections 4.2.1 and 4.2.2, and all other charges and amounts payable by or due from Tenant to Landlord as invoiced to Tenant from time to time (all such amounts referred to in this sentence being “Additional Rent”).

4.2.1 Real Estate Taxes. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage of Taxes (as hereinafter defined) assessed against the Property (or estimated to be due by governmental authority) for any fiscal tax period (a “Tax Year”) during the term of this Lease (Tenant’s Percentage of Taxes being “Tenant’s Tax Obligation”). Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of Tenant’s Tax Obligation, such monthly amounts to be sufficient to provide Landlord by the time Tax payments are due or are to be made by Landlord a sum equal to Tenant’s Tax Obligation, as reasonably estimated by Landlord from time to time on account of Taxes for the then current Tax Year and communicated to Tenant in writing. If the total of such monthly remittances for any Tax Year is greater than Tenant’s Tax Obligation for such Tax Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Taxes (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligations to Landlord); if the total of such remittances is less than Tenant’s Tax Obligation for such Tax Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so notified by Landlord.

If, after Tenant shall have made all payments due to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall pay or credit to Tenant Tenant’s Percentage of that percentage of the refund (after first deducting any expenses, including attorneys’, consultants’ and appraisers’ fees, incurred in connection with obtaining any such refund except to the extent such expenses were already included in Taxes for the applicable Tax Year) which equals the percentage of the applicable Tax Year included in the term hereof.

In the event that the Commencement Date shall occur or the term of this Lease shall expire or be terminated during any Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, or should Tenant’s Percentage be modified during any Tax Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Tenant’s Tax Obligation which may be otherwise payable by Tenant as provided in this subsection 4.2.1 shall be pro-rated on a daily basis based on a 360 day Tax Year.

“Taxes” shall mean all taxes, assessments, excises and other charges and impositions which are general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature which are levied, assessed or imposed by any governmental authority upon or against or with respect to the Property, Landlord or the owner or lessee of personal property used by or on behalf of Landlord in connection with the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If, at any time, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents or other taxes shall be included in Taxes; however, Taxes shall not include franchise, transfer, estate, inheritance, succession, capital levy, income (except to the extent that a tax on income or revenue is levied solely on rental revenues and not on other types of income and then only from rental revenue generated by the Property) or excess profits taxes assessed on Landlord. Taxes also shall include all court costs, reasonable out-of-pocket attorneys’, consultants’ and accountants’ fees, and other expenses incurred by Landlord in analyzing and contesting Taxes through and including all appeals. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

4.2.2 Operating Costs. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage of all Operating Costs, as hereinafter defined, paid or incurred by Landlord in any twelve-month period established by Landlord (an “Operating Year”) during the term of this Lease. Tenant shall pay Tenant’s Percentage of Operating Costs for each Operating Year (“Tenant’s Operating Cost Obligation”) to Landlord as provided in the following paragraph. Landlord shall use reasonable efforts to furnish to Tenant an itemized year-end statement of Tenant’s Operating Cost Obligation, prepared, allocated and computed in accordance with then prevailing customs and practices of the real estate industry in the Rental Market, consistently applied, not later than one hundred twenty (120) days after the end of the Operating Year covered by such year-end statement. Each such year-end statement by Landlord relating to Operating Costs (other than an invoice for a monthly estimate) shall be final and binding upon Tenant unless it shall give Landlord a timely Dispute Notice as hereinafter provided.

Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of Tenant’s Operating Cost Obligation, such monthly amounts to be sufficient to provide to Landlord, by the end of each Operating Year, a sum equal to the Tenant’s Operating Cost Obligation for such Operating Year, as estimated by Landlord from time to time during such Operating Year. If, at the expiration of each Operating Year in respect of which monthly installments of Operating Cost Obligation shall have been made as aforesaid, the total of such monthly remittances is greater than the Tenant’s Operating Cost Obligation for such Operating Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Operating Costs (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligation to Landlord); if the total of such remittances is less than the Operating Cost Obligation for such Operating Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so notified by Landlord.

In the event that the Commencement Date shall occur or the term of this Lease shall expire or be terminated during any Operating Year or Tenant’s Percentage shall be modified during any Operating Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Tenant’s Operating Cost Obligation which may be payable by Tenant as provided in this subsection 4.2.2 shall be pro-rated on a daily basis based on a 360 day Operating Year.

“Operating Costs” shall include, without limitation, all costs and expenses paid or incurred for the operation, cleaning, management, maintenance, repair, upkeep and security of the Property, including, without limitation:

(a) all salaries, wages, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto and all other costs paid or incurred with respect to employment of personnel engaged in operation, administration, cleaning, maintenance, repair, upkeep and security of the Property including, without limitation, supervisors, property managers, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers;

(b) all utilities and other costs related to provision of heat (including oil, steam and/or gas), air conditioning, electricity and water (including sewer charges) and other utilities to the Property (exclusive of electricity supplied for lighting, convenience outlets and connected equipment to space that is leased or intended for lease and utility charges paid directly to the utility supplier or required to be reimbursed to Landlord separately as a result of direct billing to any tenant of the Building);

(c) all costs, including supplies, material and equipment costs, for cleaning and janitorial services to the common areas of the Property (including, without limitation, trash removal and exterior window cleaning), and interior and exterior landscaping and pest control;

(d) the cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties;

(e) all costs and premiums for fire, casualty, rental income, liability and such other insurance as may be maintained from time to time by Landlord relating to the Property and premiums for fidelity bonds covering persons having custody or control over funds or other property of Landlord relating to the Property;

(f) all costs of maintaining, repairing, decorating, operating, administering, inspecting and protecting the Property (including, without limitation, lighting, installation, maintenance, repair and alteration of signs, snow removal on the Property and adjacent walks and ways, paving, patching and restriping of parking areas and operation, maintenance, replacement and repair of heating, ventilating and air conditioning equipment, fire protection and security systems, elevators, roofs, parking areas and any other common Building equipment, systems or facilities), and all costs of structural and other repairs and replacements (other than repairs for which Landlord is entitled to receive reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property in good working order, repair, appearance and condition;

(g) costs of compliance with any laws, rules, regulations, ordinances, agreements or standards applicable to the Building or the Property, which conformance is not the responsibility of any tenant of the Building, and which Landlord elects or is required to perform, and costs of testing and monitoring for any Hazardous Materials (as defined in Section 6.2.8) in the Building or Property in a manner consistent with comparable buildings, which is not the responsibility of any tenant of the Building, and which Landlord elects to perform;

(h) Landlord’s office overhead costs provided that, if any such administrative or supervisory personnel are also employed on other property of Landlord, such cost of compensation shall be suitably prorated among the Property and such other properties;

(i) payments under all service contracts relating to matters referred to in Items (a) through (h) hereof;

(j) a management fee of up to three percent (3%) of gross rents payable by tenants of the Property; and

(k) attorney’s fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or in the preparation of leases) and auditing and other professional fees and expenses.

If, during the term of this Lease, Landlord shall make any capital expenditure, the total cost thereof shall not be included in Operating Costs for the Operating Year in which it was made, except that Landlord may include in Operating Costs for the Operating Year in which such expenditure was made and in Operating Costs for each succeeding Operating Year an annual charge off of such capital expenditure, provided such expenditure is (i) made to comply with any law, rule, regulation, order or ordinance with which the Property complied, or was not required to comply, prior to the Commencement Date, or with any amendment or change in interpretation of any such law, rule, regulation, order or ordinance after the Commencement Date, or (ii) designed to reduce Operating Costs over time. Annual charge offs shall be equal to the level payments of principal and interest necessary to amortize the original capital expenditure over the useful life (as determined by Landlord) of the improvement, repair, alteration or replacement made with the capital expenditure, using an interest rate determined by Landlord as being the interest rate being charged at the time of the original capital expenditure for long-term mortgages by institutional lenders on like properties within the Rental Market, provided however that with respect to expenditures designed to reduce Operating Costs, the annual charge-off may be equal to the yearly cost savings achieved.

Notwithstanding the foregoing, in no event shall Operating Costs include:

(i) Rent or other charges payable under any ground or underlying lease;

(ii) any expenditures on account of Landlord’s acquisition of air or similar development rights;

(iii) costs of repositioning, selling or syndicating Landlord’s interest in the Property;

(iv) costs with respect to any financing or refinancing of the Property, including debt service, amortization, points and commissions in connection therewith;

(v) the cost of making leasehold improvements to any leasable space to prepare the same for occupancy by a tenant thereof, or thereafter for the benefit of a particular tenant or tenants;

(vi) services performed for or provided to any tenant to the extent such services are exclusive to such tenant or otherwise not available to Tenant hereunder;

(vii) advertising and promotional expenditures, contributions or gifts;

(viii) brokerage fees or commissions;

(ix) legal fees incurred in connection with Landlord’s preparation, negotiation and enforcement of leases with other tenants;

(x) salaries for any agents or employees of Landlord not providing services in connection with the operation, maintenance or management of the Building and salaries of personnel above the grade of area property manager;

(xi) expenses incurred by Landlord for repairs or other work occasioned by fire, windstorm, or other casualty or condemnation to the extent reimbursed from insurance proceeds or takings awards;

(xii) except as set forth above, the cost of alterations, capital improvements, equipment replacement and other items which under GAAP, are properly classified as capital expenditures;

(xiii) expenses for the replacement of any item covered under warranty;

(xiv) cost of any penalty or fine incurred by Landlord due to Landlord’s violation of any federal, state or local law or regulation and any interest or penalties due for impermissible late payment by Landlord of any Operating Costs;

(xv) costs of repair necessitated by Landlord’s negligence or willful misconduct;

(xvi) expenses for any item or service which Tenant pays directly to a third party or separately reimburses Landlord and expenses incurred by Landlord to the extent the same are reimbursable or reimbursed from any other tenants, occupants of the property, or third parties other than through Operating Costs;

(xvii) Landlord’s general corporate overhead and administrative expenses;

(xviii) expenses incurred by Landlord to cure violations existing as of the Date of this Lease of any laws, ordinances, requirements, orders, directives, rules and regulations of federal, state, county and city governments and of all other governmental authorities having or claiming jurisdiction over the Building;

(xix) reserves;

(xx) except for the management fee, for which separate provision is made above, fees paid to affiliates of Landlord to the extent that such fees exceed the arm’s length amount charged for the service provided;

(xxi) new building artwork or decorations or seasonal ornamental items; and

(xxii) costs associated with the removal or abatement of Hazardous Materials in the Building except as permitted above.

In addition, if during any portion of any Operating Year for which Operating Costs are being computed, less than ninety-five percent (95%) of the rentable area of the Building was leased to tenants or if Landlord is supplying less than ninety-five percent (95%) of the rentable area of the Building with the services and utilities being supplied hereunder, Landlord may, at its option, reasonably project, on an item-by-item basis, the Operating Costs that would have been incurred if ninety-five percent (95%) of the Building were occupied for such Operating Year and such services and utilities were being supplied to ninety-five percent (95%) of the rentable area of the Building, and such projected amount shall, for the purposes hereof, be deemed to be the Operating Costs for such Operating Year.

Provided Tenant shall have paid all amounts invoiced by Landlord on account of Operating Costs for the applicable Operating Year, Landlord shall permit Tenant, at Tenant’s sole cost and expense except as hereinafter provided, to review any of Landlord’s invoices and statements relating to Operating Costs for such Operating Year, at the place where such invoices and statements are customarily maintained by Landlord, provided such review is requested by notice given to Landlord (the “Review Notice”) within ninety (90) days after Tenant’s receipt of Landlord’s year-end statement of Operating Costs for the applicable Operating Year (the “Final Statement”) and thereafter undertaken by Tenant or its accountants (provided such accountants are compensated on an hourly or lump-sum basis and not on a contingency fee basis) with due diligence. If Tenant objects to Landlord’s accounting of any Operating Costs, Tenant shall, not later than the later to occur of (i) the last day on which Tenant may give a Review Notice, or (ii) thirty (30) days after Landlord makes its invoices and statements available to Tenant if Tenant has given Landlord a Review Notice timely, give Landlord a notice (the “Dispute Notice”) that

Tenant disputes the correctness of such accounting, specifying the particular items which Tenant claims are incorrect. If Tenant shall not give a Dispute Notice timely, then Tenant shall be deemed to have waived any and all objections to such Final Statement. If any such dispute has not been settled by agreement within two (2) months thereafter, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction.

If it should be agreed or decided that Operating Costs were overstated by five percent (5%) or more, then Landlord shall promptly reimburse Tenant for the reasonable costs incurred by Tenant in reviewing Landlord’s invoices and statements, Tenant’s reasonable arbitration costs, plus any excess amount paid by Tenant on account of overstated Operating Costs with interest at the Default Rate. If it should be decided that Operating Costs were not overstated at all, then Tenant shall, as Additional Rent, promptly reimburse Landlord for its costs incurred in the arbitration and in preparing for Tenant’s review of invoices and statements, and if Operating Costs shall have been understated or Tenant shall not have paid Tenant’s Operating Cost Obligation in full, Tenant shall, as Additional Rent, promptly pay any deficiency. In the event of an overstatement which is less than five percent (5%), Landlord shall reimburse Tenant for the excess amount paid by Tenant on account of overstated Operating Costs without interest and each party shall be responsible for its own costs incurred in connection with such dispute. Tenant shall keep confidential all agreements involving the rights provided in this section and the results of any audits or arbitration conducted hereunder. Notwithstanding the foregoing, Tenant shall be permitted to furnish the foregoing information to its attorneys and accountants to the extent necessary to perform their respective service for Tenant.

4.3 Personal Property and Sales Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant and all taxes on the sales of services or inventory, merchandise and any other goods by Tenant in or upon the Premises.

4.4 Insurance.

4.4.1 Insurance Policies. Tenant shall, at its expense, take out and maintain, throughout the term of this Lease, the following insurance:

4.4.1.1 Commercial general liability insurance (on an occurrence basis, including without limitation, broad form contractual liability, bodily injury, property damage, fire legal liability) under which Tenant is named as an insured and Landlord and Landlord’s Agent (and the holder of any mortgage on the Premises or Property, as set out in a notice to Tenant from time to time) are named as additional insureds as their interests may appear, in an amount which shall, at the beginning of the term, be at least equal to the Commercial General Liability Insurance Limits, and, which, from time to time during the term, shall be for such higher limits, if any, as Landlord shall determine to be customarily carried in the area in which the Property is located for premises similar to the Premises which are used for similar purposes and which are located in properties comparable to the Building;

4.4.1.2 Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises;

4.4.1.3 So-called “special form” property insurance on a “replacement cost” basis covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant and anyone acting under Tenant and all improvements and betterments to the Premises performed at Tenant’s expense (excluding Landlord’s Premises Work);

4.4.1.4 So-called “business income and extra expense” insurance covering twelve months loss of income; and

4.4.1.5 Such other insurance, in such amounts, as Landlord shall determine are customarily carried in the area in which the Property is located for premises similar to the Premises which are used for similar purposes and which are located in properties comparable to the Building.

4.4.2 Requirements. All such policies shall contain commercially reasonable deductibles, shall contain a clause confirming that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from responsible companies qualified to do business and in good standing in the state or district in which the Property is located, which companies shall have a general policy holder’s rating by A.M. Best of at least A+ VIII or otherwise be acceptable to Landlord. A copy of each paid-up policy evidencing such insurance (appropriately authenticated by the insurer) or a certificate of the insurer, certifying that such policy has been issued and paid in full, providing the coverage required by this Section and containing provisions specified herein, shall be delivered to Landlord prior to the commencement of the term of this Lease and, upon renewals, not less than thirty (30) days prior to the expiration of such coverage. Each such policy shall be non-cancelable and not materially changed with respect to the interest of Landlord and such mortgagees of the Property (and others that are in privity of estate with Landlord of which Landlord provides notice to Tenant from time to time) without at least thirty (30) days’ prior written notice thereto. Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy carried by it provided that such blanket policy shall reference the Premises, and shall guarantee a minimum limit available for the Premises equal to the insurance amounts required in this Lease. Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant hereunder.

4.4.3 Waiver of Subrogation. Landlord and Tenant shall each secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation and permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises by, through or under Tenant. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission from such insurance companies.

Each party hereby releases the other with respect to any claim which it might otherwise have against the other party for any loss or damage to its property to the extent such damage is actually covered or would have been covered by policies of property insurance required by this Lease to be carried by the respective parties hereunder. In addition, Tenant agrees to exhaust any and all claims against its insurer(s) prior to commencing an action against Landlord for any loss covered by insurance required to be carried by Tenant hereunder.

4.5 Utilities. Tenant shall pay all charges related to the supply of electricity to the Premises, and all charges for other utilities or services not supplied by Landlord pursuant to this Section 4.5 and Article 5, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in this Subsection 4.5 or in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all utilities and services and that Landlord shall be under no obligation to furnish any utilities to the Premises.

Tenant acknowledges that Annual Fixed Rent does not include the cost of supplying electricity to the Premises. Landlord shall arrange for a supply electricity to the Premises as provided in Section 5.1.3. Electricity supplied to the Premises shall be submetered as part of Landlord’s Work and Tenant shall pay to Landlord, as Additional Rent, the cost to Landlord of all electricity supplied to the Premises as reasonably determined by Landlord on the basis of such submetering, without mark-up for profit to Landlord, and the cost maintaining and repairing the submeters used to measure Tenant’s electrical consumption.

4.6 Late Payment of Rent. If any installment of Annual Fixed Rent or any Additional Rent is not paid on or before the date the same is due, it shall bear interest (as Additional Rent) from the date due until the date paid at the Default Rate (as defined in Section 8.4). In addition, if any installment of Annual Fixed Rent or Additional Rent is unpaid for more than ten (10) days after the date due, Tenant shall pay to Landlord a late charge equal to the greater of One Hundred Dollars ($100) or three percent (3%) of the delinquent amount. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing and administration of each delinquent payment by Tenant, but the payment of such late charges shall not excuse or cure any default by Tenant under this Lease. Absent specific provision to the contrary, all Additional Rent shall be due and payable in full ten (10) days after demand by Landlord.

4.7 Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord the Security Deposit. The Security Deposit shall be held by Landlord as security for the faithful performance of all the terms of this Lease to be observed and performed by Tenant. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord. Tenant shall cause the Security Deposit to be maintained throughout the term in the amount set forth in Section 1.1.

Notwithstanding the foregoing, Landlord and Tenant agree that the Security Deposit may be reduced during the Original Term by up to $124,895.70 at the times and in the installments set forth herein. Provided that no default of Tenant then exists, except as otherwise provided below with respect to an Accelerated Reduction, the Security Deposit will be reduced by $41,631.90 on the first day of each of Years (as defined in Section 1.1) three, four and five of the Lease (the “Scheduled Reductions”), except that if both of the Accelerated Reductions have occurred prior to the end of the second Year, then the amount of the Scheduled Reductions shall be equal to $13,877.30 and if one (but only one) of the Accelerated Reductions shall have occurred prior to the end of the fourth Year, then there shall be no Scheduled Reduction in Year five.

If Tenant’s partner, Genentech, files a “New Drug Application” with the Food and Drug Administration for the compound currently identified as GDC-0449, then fifteen (15) days after notice to Landlord of such filing together with certification (the “Certification”) from Tenant’s Chief Financial Officer that (x) Tenant’s tangible net worth shall be not less than $40,000,000.00 if Tenant’s stock shall no longer be listed on a national domestic securities exchange and (y) Tenant remains Genentech’s partner, and provided that no default of Tenant then exists, the Security Deposit will be reduced by $41,631.90; and if the Food and Drug Administration approves such New Drug Application, then fifteen (15) days after notice to Landlord of such approval together with the Certification, and provided that no default of Tenant then exists, the Security Deposit will be further reduced by $41,631.90 (such reductions are referred to herein as the “Accelerated Reductions”). If the conditions set forth above for the Accelerated Reductions both occur in the same Year, both Accelerated Reductions may be taken in the same Year, and not more than one Accelerated Reduction may occur in a Year in which a Scheduled Reduction shall have previously occurred.

In no event shall the total amount of the reductions provided for herein exceed $124,895.70. Notwithstanding any of the foregoing, if (x) Tenant’s stock shall cease to be listed on a national domestic securities exchange and its tangible net worth shall be less than $40,000,000.00, (y) a Default of Tenant shall have occurred, or (z) Tenant’s partnership with Genentech shall cease or be materially altered, there shall be no (further) right to any Scheduled or Accelerated Reduction (except that (z) shall not apply to any Scheduled Reduction); and if a default of Tenant (which has not evolved into a Default of Tenant) exists as of the date on which a reduction would otherwise occur hereunder, no such reduction shall be made at such time but if no Default of Tenant shall subsequently arise, such reduction may occur at such time as such default has been cured. Reduction in the Security Deposit may be effected by a replacement Letter of Credit or an amendment thereto.

Tenant shall post the Security Deposit in the form of a letter of credit (the “Letter of Credit”), which shall (a) be unconditional and irrevocable and otherwise in form and substance reasonably satisfactory to Landlord; (b) permit multiple draws; (c) be issued by a commercial bank reasonably acceptable to Landlord from time to time; (d) be made payable to, and expressly transferable and assignable at no charge by, Landlord; (e) be payable at sight upon presentment of a sight draft accompanied by a certificate of Landlord stating either that Tenant is in default under this Lease or that Landlord is otherwise permitted to draw upon such Letter of Credit under the express terms of this Lease, and the amount that Landlord is owed (or is permitted to draw) in connection therewith; and (f) expire not earlier than the ninety (90) days following the expiration of the term of this Lease, provided however such Letter of Credit may expire one (1)

year following date of issuance but in such case Tenant shall deliver a replacement Letter of Credit and subsequent replacement Letters of Credit not less than thirty (30) days prior to the expiration of any existing Letter of Credit so that the original Letter of Credit or a replacement thereof (each of whose expiration date shall be not earlier than one year from issuance) shall be in full force and effect throughout the term of this Lease and for a period of at least ninety (90) days thereafter. Tenant shall maintain the Letter of Credit in the amount of the Security Deposit and shall deliver to Landlord any replacement Letter of Credit not less than thirty (30) days prior to the expiration of the then current Letter of Credit. Notwithstanding anything in this Lease to the contrary, any grace period or cure periods which are otherwise applicable under Section 8.1 hereof, shall not apply to any of the foregoing, and, specifically, if Tenant fails to comply with the requirements of subsection (f) above or if Tenant shall fail to maintain the Letter of Credit in the full amount of the Security Deposit after any draw thereon by Landlord, Landlord shall have the immediate right to draw upon the Letter of Credit in full and hold the proceeds thereof as a cash security deposit. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, but may be issued by Boston Private Bank so long as it maintains a rating of at least Excellent from Bauer Financial. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation (or in the case Boston Private Bank is the issuer, its rating is reduced below Excellent by Bauer Financial), or if the financial condition of the issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute Letter of Credit within ten (10) days after Landlord’s demand therefor (with no other notice, or grace or cure period being applicable thereto) shall entitle Landlord immediately to draw upon the existing Letter of Credit in full, without any further notice to Tenant. Landlord may use, apply or retain the proceeds of the Letter of Credit to the same extent that Landlord may use, apply or retain any cash security deposit, as set forth herein. Landlord may draw on the Letter of Credit, in whole or in part, at Landlord’s election. If Landlord draws against the Letter of Credit, Tenant shall, within five (5) days after notice from Landlord, provide Landlord with either an additional Letter of Credit in the amount so drawn or an amendment to the existing Letter of Credit restoring the amount thereof to the amount initially provided. Tenant hereby agrees to cooperate promptly, at its expense with Landlord to execute and deliver to Landlord any modifications, amendments and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the terms and conditions hereof.

If the Annual Fixed Rent or Additional Rent payable hereunder shall be overdue and unpaid or should Landlord make any payment on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Annual Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach by Tenant, provided that so long as Landlord shall be permitted by law to give Tenant notice, Landlord shall not appropriate and apply the Security Deposit on account of any breach of this Lease by Tenant unless Tenant’s breach of this Lease shall have ripened into a Default of Tenant (i.e. after any applicable notice and expiration of any applicable cure period); and Tenant shall forthwith upon demand restore the Security Deposit to the amount stated in Section 1.1. Notwithstanding the foregoing, upon the application by Landlord of all or any portion of the Security Deposit (with or without notice thereof to Tenant) to compensate Landlord for a failure by Tenant to pay any Annual Fixed Rent or Additional Rent when due or to perform any other obligation hereunder, and until Tenant shall have restored the Security Deposit to the amount required by Section 1.1, Tenant shall be deemed to be in default in the payment of Additional Rent for purposes of Section 8.1(a)(I) hereof. Landlord shall return the Security Deposit, or so much thereof as shall have not theretofore been applied in accordance with the terms of this Section 4.7 (and less any amounts of cash Landlord shall hold which Landlord shall estimate shall be due from Tenant for Operating Costs and Taxes following year-end reconciliation of or on account of damages resulting from any continuing defaults of Tenant), to Tenant promptly following the expiration or earlier termination of the term of this Lease and the surrender of possession of the Premises by Tenant to Landlord in accordance with the terms of this Lease. While Landlord holds the Security Deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and if so turned over, Tenant shall look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Section 4.7 and the return thereof in accordance herewith. The holder of a mortgage on the Property shall not be responsible to Tenant for the return or application of the Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such holder actually receives the Security Deposit.

ARTICLE 5

Landlord’s Covenants

5.1 Affirmative Covenants. Landlord shall, during the term of this Lease provide the following:

5.1.1 Heat and Air-Conditioning. Landlord shall provide and maintain heat, ventilation and air-conditioning (“HVAC”) equipment sufficient to maintain the Premises at comfortable temperatures for general office use, subject to all federal, state and municipal regulations, during Normal Building Operating Hours (as defined in the Rules and Regulations) and subject to compliance by Tenant with the following and the provisions of Section 6.2.4. If Tenant shall require HVAC at times other than Normal Building Operating Hours, Landlord may furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect. If the temperature otherwise maintained in any portion of the Premises by the HVAC system is affected as a result of (i) the type or quantity of any lights, machines or equipment used by Tenant in the Premises, (ii) the occupancy of any portion of the Premises by more than one person per two hundred (200) square feet of rentable area, (iii) an electrical load for lighting or power in excess of the limits specified in Section 6.2.4, or (iv) any partitioning or other improvements installed by Tenant, then at Tenant’s sole cost, Landlord may install any equipment, or modify any existing equipment Landlord deems necessary to restore the temperature balance. Tenant agrees to keep closed, when necessary, blinds or other window treatments which, because of the sun’s position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the HVAC system. Landlord shall have no responsibility for providing any service from Separate HVAC Equipment, as defined in Section 6.1.3.

5.1.2 Common Area Cleaning and Maintenance; Water. Landlord shall provide cleaning, maintenance and landscaping to the common areas of the Building and Property (including snow removal to the extent necessary to maintain reasonable access to the Building) in accordance with standards generally prevailing throughout the term hereof in comparable office buildings in the Rental Market, and furnish water in reasonable quantities for the Permitted Uses.

5.1.3 Lighting and Electricity. Landlord shall provide lighting to public and common areas of the Property; and arrange for the supply of electrical power to the Premises to accommodate a load not exceeding the limitations contained in Section 6.2.4.

If permitted by law, Landlord shall have the right at any time, and from time to time during the term of this Lease, to contract for electric services from the company of Landlord’s choice, whether the company is the provider currently providing electric service to the Property (“Current Provider”) or a different company or companies (“Alternate Provider”). Tenant shall cooperate with Landlord and Current Provider or Alternate Provider at all times, and, as reasonably necessary, shall allow Landlord and Current Provider or Alternate Provider reasonable access to the electric lines, feeders, risers, wiring, and any other equipment within the Premises.

5.1.4 Repairs. Except as otherwise expressly provided herein, Landlord shall make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas and facilities of the Building (including any common plumbing, electrical and HVAC equipment, elevators and any other common equipment or systems in the Building) as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Subsection 6.1.3 hereof and, subject to Article 7, repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.2 Interruption. Landlord shall have no responsibility or liability to Tenant for failure, interruption, inadequacy, defect or unavailability of any services, facilities, utilities, repairs or replacements or for any failure or inability to provide access or to perform any other obligation under this Lease caused by breakage, accident, fire, flood or other casualty, strikes or other labor trouble, order or regulation of or by any governmental authority, inclement weather, repairs, inability to obtain or shortages of utilities, supplies, labor or materials, war, civil commotion or other emergency, transportation difficulties or due to any act or neglect of Tenant or Tenant’s servants, agents, employees or licensees or for any other cause beyond the reasonable control of Landlord, and in no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant due to any such failure, interruption, inadequacy, defect or unavailability; and failure or omission on the part of Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

Landlord reserves the right to deny access to the Building and to interrupt the services of the HVAC, plumbing, electrical or other mechanical systems or facilities in the Building when necessary from time to time by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary, until such repairs, alterations, replacements or improvements shall have been completed. Landlord shall use reasonable efforts to minimize the duration of any such interruption and, except in cases of emergency, to give to Tenant at least three (3) Business Days’ notice if service is to be interrupted and to schedule any service interruption to occur outside of Normal Building Operating Hours.

Notwithstanding anything contained in this Lease to the contrary, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur due to the negligence or default of Landlord (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than five (5) consecutive Business Days after Landlord shall have received notice thereof from Tenant, and (ii) as a result of such Service Interruption, all or a material portion of the Premises is rendered untenantable and Tenant shall, concurrently with the giving of such notice, discontinue use of the Premises or the portion thereof which is untenantable as a result of such Service Interruption (other than for sporadic purposes such as salvage, security or retrieval of property), then as Tenant’s sole remedy (except for the termination right contained in this paragraph, if applicable) Annual Fixed Rent and Additional Rent on account of Taxes and Operating Costs shall be equitably abated for such portion of the Premises rendered untenantable for the period commencing on the expiration of such five (5) Business Day period and ending on the date that the Premises (or such portion) is rendered tenantable. If more than fifty percent (50%) of the Premises is rendered untenantable and if Tenant shall vacate the entire Premises, then the aforesaid abatement shall be a full abatement. In addition, if Tenant is entitled to a full abatement of Annual Fixed Rent hereunder for a period in excess of one hundred (100) consecutive days, and if Tenant shall have discontinued the conduct of business in the entire Premises during all of such abatement period, Tenant thereafter shall have the right to terminate the term of this Lease by giving notice of such election to Landlord at any time before Landlord shall have remedied the condition giving rise to such abatement. Any notice from Tenant pursuant to the first sentence of this paragraph shall expressly state that the failure of Landlord to cure any claimed default timely shall give rise to Tenant’s rights of rent abatement and termination hereunder. For purposes hereof, the term “Essential Services” shall mean the following services: access to the Premises, water and sewer service, HVAC service required to be supplied by Landlord and electricity.

5.3 Outside Services. In the event Tenant wishes to obtain services or to hire vendors relating to the Premises, Tenant shall first obtain the prior approval of Landlord for the installation and/or utilization of such services or vendors. Such services shall include, but shall not be limited to, utility providers, security services, moving services and equipment installers, but shall not apply to mail or package delivery services, caterers, persons or firms servicing Tenant’s business equipment at the Premises, or to the vendors of supplies or materials used by

Tenant in the ordinary conduct of its business. Notwithstanding any Landlord approval of the installation and/or utilization of such services or vendors, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

5.4 Access to Building. Tenant shall have access to the Premises via a separate exterior doorway serving the Premises exclusively and also through the Building lobby. Subject to the provisions of Section 5.2 and Landlord’s reasonable access control procedures for the Building, Tenant shall have access to Premises at all times. Tenant acknowledges that Tenant is responsible for providing security to the Premises following Tenant’s entry onto the Premises for any reason and for its own personnel whenever located therein. Subject to the foregoing, Landlord shall, at all times, retain the right to control and prevent such access by all persons whose presence, in the sole discretion of Landlord, may jeopardize the safety, protection, character, reputation and interests of the Building and its tenants or occupants. Landlord shall in no case be liable for damages resulting from any error with regard to the admission or exclusion of any person from the Building.

5.5 Parking. During the term, Tenant and its employees and invitees may use, at no additional charge, a total of up to 3.6 parking spaces for every 1,000 rentable square feet of the Premises (one hundred two (102) parking spaces as of the Date of this Lease), in the surface parking lot appurtenant to the Building (the “Parking Facility”). All such parking spaces shall be unreserved and available on a first-come, first-served basis. The Parking Facility shall be used for the parking of passenger vehicles of Tenant and its employees and invitees only. Landlord reserves the right to (a) implement and modify systems to regulate access to and use of the Parking Facility, (b) designate and redesignate reserved and unreserved parking areas within the Parking Facility (for some or all tenants), (c) change entrances or exits and alter traffic flow within the Parking Facility, and (d) modify the Parking Facility to any extent provided that the aggregate number of unreserved parking spaces in the Parking Facility is not materially reduced so as to deprive Tenant of the parking ratio hereinabove specified. Notwithstanding the foregoing, Landlord further reserves the right to close the Parking Facility or portions thereof temporarily to the extent necessary for maintenance and repairs. Tenant acknowledges that Landlord is not required to provide any security or security services for any of the Parking Facility. Tenant hereby indemnifies and agrees to defend and hold Landlord harmless from and against all claims, loss, cost, or damage arising out of the use by Tenant and its employees and invitees of the Parking Facility, except to the extent caused by gross negligence or willful misconduct of Landlord or Landlord’s agent or employees. Tenant shall, and shall cause its employees to, comply with all reasonable rules and regulations pertaining to the Parking Facility, as the same may be established, amended, revised or supplemented by Landlord.

If at any time during the term, Landlord shall grant any other tenant of the Building reserved parking spaces in the Parking Facility, Tenant shall be entitled to reserved parking spaces in the Parking Facility on substantially the same terms and conditions (including ratio of spaces to rentable area of premises demised) as such other tenant.

5.6 Indemnification. Subject to all limitations, waivers, exclusions and conditions contained in this Lease (each of which shall control in the event of any conflict or inconsistency with this Section 5.6), Landlord shall defend and indemnify Tenant and its directors, officers, agents and employees against and from any and all claims, liabilities or penalties asserted by or on behalf of any third party on account of personal injury or damage to the property of such third party (excluding damage to the property of any subtenant or assignee of Tenant) arising out of the negligence, breach of this Lease or other wrongful conduct of Landlord or its agents, contractors or employees during the term of this Lease. In case of any action or proceeding brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Tenant.

5.7 Landlord’s Insurance. At all times during the term, Landlord, as part of the Operating Costs, shall keep in full force and effect (i) standard form so-called extended coverage property insurance on the Building, in an amount not less than the full replacement value thereof (subject to the deductibles and excluding footings and foundations and any leasehold improvements performed by tenants), and (ii) any combination of commercial general liability insurance policy (or an equivalent), excess liability policy and/or umbrella liability policy in the amount of $5,000,000 combined single limit for injury to, or death of, one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence.

5.8 Landlord’s Hazardous Materials Representation and Agreement. Landlord represents, covenants and agrees as follows: (a) to the best of Landlord’s knowledge, Landlord has not used, generated, manufactured, produced, stored, released, discharged or disposed of on, under or about the Premises (or off-site of the Premises at a location that might affect the Premises) or transferred to or from the Premises, any Hazardous Materials or knowingly allowed any other person or entity to do so, except in material compliance with Environmental and Health Laws, (b) the most recent report in Landlord’s possession relating to the presence of Hazardous Materials in the Premises is URS Corporation Laboratory Decontamination Report dated March 17, 2010, with attachments, a copy of which has been provided to Tenant, and (c) so long as the condition requiring removal or remediation of Hazardous Materials is not caused by Tenant or any party for whom Tenant is responsible, Landlord shall, in a manner that complies with all applicable Environmental Laws, perform or cause others to perform all remediation and cleanup of the Building and Property necessary to cause the same to comply in all material respects with Environmental Laws.

5.9 Backup Generator. Landlord shall permit Tenant to connect certain circuits at the Premises to the backup generator (the “Generator”) located at the Building as of the Date of this Lease. The Generator shall remain Landlord’s property but Tenant may use it as a backup power supply during the term of this Lease provided it shall not be connected to circuits having a load in excess of a peak demand of 60 KW. Landlord expressly disclaims any and all warranties and/or representations regarding the Generator and Tenant agrees that it has inspected the same and found it satisfactory for its purposes and shall use it at Tenant’s sole risk and expense. Landlord shall enter into a third party contract for the regular maintenance and repair of the Generator and Tenant hereby agrees to release Landlord from any loss, damage or liability arising out of the use of the Generator or its failure to perform as desired, for whatever reason. Tenant furthermore agrees that it shall pay to Landlord, as Additional Rent, its share of the costs of such maintenance contract and the costs incurred by Landlord to provide fuel to the Generator during the term hereof. Such share shall be the percentage equal to a fraction the numerator of which shall be the Generator capacity to which Tenant shall be entitled and the denominator of which shall be the Generator capacity to which any other tenants of the Building are entitled;

provided, however, that until any other tenant is permitted to draw from the Generator, Tenant shall pay 100% of the costs of the fuel. Notwithstanding the foregoing, Landlord shall not be required to replace the Generator should it cease for whatever reason to be able to function as originally intended; provided that if Landlord shall replace the Generator with another generator that has sufficient capacity to backup more than just the base building life safety requirements, then Tenant shall have the right to access Tenant’s Percentage of such excess capacity (inclusive of the aforesaid 60 KW), subject to the provisions of this Section 5.9.

ARTICLE 6

Tenant’s Additional Covenants

6.1 Affirmative Covenants. Tenant shall do the following:

6.1.1 Perform Obligations. Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease; and pay when due the Annual Fixed Rent and Additional Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

6.1.2 Use. Tenant shall, during the term of this Lease, use the Premises only for the Permitted Uses and from time to time, procure and maintain all licenses and permits necessary therefor and for any other use or activity conducted at the Premises, at Tenant’s sole expense. The Permitted Uses shall expressly exclude use for utility company offices, or employment agency or governmental or quasi-governmental offices.

6.1.3 Repair and Maintenance. Tenant shall, during the term of this Lease, maintain the Premises in neat and clean order and condition and perform all repairs to the Premises and all fixtures, systems, and equipment therein (including Tenant’s equipment and other personal property; all components of the acid neutralization system; and all fume hoods, roof-top vents, supplemental cooling units and other Separate HVAC Equipment) as are necessary to keep them in good and clean working order, appearance and condition, reasonable use and wear thereof and damage by fire or other casualty only excepted and shall replace any damaged or broken glass in windows and doors of the Premises (except glass in the exterior walls of the Building) with glass of the same quality as that damaged or broken.

Separate HVAC Equipment shall mean HVAC equipment of any kind or nature which serves the Premises or portions thereof to the exclusion of other space in the Building and is not part of the common base Building HVAC system operated by Landlord. Landlord hereby confirms that in addition to the fume hoods, exhausts and other venting equipment serving the lab benches and other business fixtures and equipment in the Premises, the only other Separate HVAC Equipment existing as of the Date of this Lease are air handling units numbers 1, 6, 7 and 8.

In furtherance of Tenant’s obligations hereunder, Tenant shall secure and pay for, keep in full force and effect and enforce, commercially reasonable contracts with appropriate and reputable service providers (such contracts and providers to be approved in advance by Landlord, such approval not to be unreasonably withheld or delayed) providing for regular maintenance of any Separate HVAC Equipment and copies of such contracts and service call requests and invoices shall be furnished to Landlord upon request.

Landlord shall have no obligation to collect or dispose of any (a) radioactive, volatile, highly flammable, explosive or toxic materials, (b) needles, syringes, lancets, similar sharp objects or contaminated wares, (c) human or animal tissue or products, or (d) any other Hazardous Materials, any item identified in clauses (a) through (d), above, hereinafter referred to as “Excepted Waste”. Tenant agrees that the handling and disposal of Excepted Waste shall be the sole responsibility of Tenant and Tenant shall contract directly for the handling and disposal of Excepted Waste at Tenant’s sole cost and expense. Tenant is prohibited from placing, disposing or discarding Excepted Waste with the ordinary trash of the Building. Title to and liability for any Excepted Waste shall, at all times, remain with Tenant, and Tenant agrees to indemnify and hold Landlord and Landlord’s mortgagee(s) harmless from any and all liability relating to or arising from the handling or disposal of Excepted Waste (even if Landlord collects and/or disposes of any such Excepted Waste).

6.1.4 Compliance with Law. Tenant shall conduct its business and operations in the Premises in compliance with all applicable laws, ordinances, codes and regulations, and orders of public authorities, and subject to Landlord’s obligations with respect to Landlord’s Premises Work, Tenant shall, during the term of this Lease, keep the Premises safe and equipped with all safety appliances so required; and comply with, and perform all repairs, alterations, additions or replacements required by, the orders laws and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or other portions of the Property and arising out of any use being conducted in or on the Premises or arising out of any work performed by Tenant, except that Tenant may (but only so long as (i) Landlord shall not be subject to any fine or charge, (ii) neither the Property nor any portion thereof shall be subject to being condemned or vacated and (iii) neither the Property nor any portion thereof shall be subject to any lien or encumbrance) defer compliance so long as the validity of any such law, ordinance, order or regulation shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord assurance or security against any loss, cost or expense on account thereof in form and amount acceptable to Landlord. Landlord and Tenant agree that except for any permits or approvals required to be obtained by Landlord to perform the Acid Neutralization Work (which shall be Landlord’s responsibility), Tenant, at its sole cost and expense, shall obtain and maintain in effect throughout the term all governmental permits, licenses and approvals required for Tenant to use the acid neutralization system and Tenant shall use and operate such system in compliance with all laws, codes and regulations applicable thereto, and except for the Acid Neutralization Work, Landlord shall have no obligations with respect to the acid neutralization system.

6.1.5 Indemnification. Tenant shall neither hold, nor attempt to hold, Landlord or its employees or Landlord’s agents or their employees liable for, and Tenant shall indemnify and hold harmless Landlord, its employees and Landlord’s agents and their employees from and against, any and all demands, claims, causes of action, fines, penalties, damage, liabilities, judgments and expenses (including, without limitation, attorneys’ fees) incurred in connection with or arising from: (i) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant; (ii) any matter occurring on the Premises during the term; (iii) any acts, omissions or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees or visitors of Tenant or any such person; (iv) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; (v) claims of brokers or other persons for commissions or other compensation arising out of any actual or proposed sublease of any portion of the Premises or assignment of Tenant’s interest under this Lease, or Landlord’s denial of consent thereto or exercise of any of Landlord’s other rights under Section 6.2.1; and (vi ) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of Tenant. If any action or proceeding is brought against Landlord or its employees or Landlord’s agents or their employees by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same, at Tenant’s expense, with counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing in no event shall this Section 6.1.5 require Tenant to indemnify or defend Landlord or its employees or Landlord’s agents or their employees against any loss, cost, damage, liability, claim, or expense to the extent arising out of the negligence or willful misconduct of Landlord or its employees or Landlord’s agents or their employees.

6.1.6 Landlord’s Right to Enter. Tenant shall, during the term of this Lease, permit Landlord and its agents and invitees to enter into and examine the Premises at reasonable times and to show the Premises to prospective lessees (during the last year of the term), lenders, partners and purchasers and others having a bona fide interest in the Premises, and to make such repairs, alterations and improvements and to perform such testing and investigation as Landlord shall reasonably determine to make or perform. Except in instances posing an imminent threat to life or property, and except for any entry pursuant to the performance of Landlord’s routine obligations under Article 5, Landlord shall give Tenant reasonable notice prior to making any entry onto the Premises, provided, however, notwithstanding Section 10.1 to the contrary, such notice may be made orally or by email.

6.1.7 Personal Property at Tenant’s Risk. Tenant shall, during the term of this Lease keep, at the sole risk and hazard of Tenant, all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which may be on the Property.

6.1.8 Payment of Landlord’s Cost of Enforcement. Tenant shall pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9 Yield Up. Tenant shall, at the expiration or earlier termination of the term of this Lease, or upon any earlier reentry or retaking of possession of the Premises by Landlord and/or termination of Tenant’s right of possession and/or occupancy of the Premises, as applicable, surrender all keys to the Premises; remove all of its trade fixtures and personal property in the Premises; remove such installations (including wiring and cabling wherever located), alterations, signs, and improvements made (or if applicable, restore any items removed) by or on behalf of Tenant wherever located, as Landlord may request and all of Tenant’s signs;

repair all damage caused by such removal; and vacate and yield up the Premises (including all installations, alterations, signs and improvements made by or on behalf of Tenant except as Landlord shall request Tenant to remove), broom clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. If Landlord so requests, Tenant, at its sole cost and expense, shall properly cap or seal its wiring and cabling (wherever located) at each end, properly label such wiring and cabling for future use, and surrender such wiring and cabling in a good and safe condition on or before the expiration or earlier termination of the term of this Lease. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration or earlier termination of the term of this Lease and prior to the performance by Tenant of its obligations under this subsection 6.1.9. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure or delay in surrendering the Premises as above provided.

Tenant may include in its request for Landlord’s approval of any proposed alterations a request that Landlord identify any alterations which Landlord will require be removed at the end of the term. Notwithstanding the preceding provisions of this Section 6.1.9, except for cabling, Landlord shall not have the right to require removal of any alterations made by Tenant as to which Landlord shall have given its approval and as to which Landlord’s approval may not be unreasonably withheld or delayed pursuant to Section 6.2.5.

6.1.10 Rules and Regulations. Tenant shall, during the term of this Lease, observe and abide by the Rules and Regulations of the Building set forth as Exhibit B, as the same may from time to time be reasonably amended, revised or supplemented (the “Rules and Regulations”). Tenant shall further be responsible for compliance with the Rules and Regulations by the employees, servants, agents and visitors of Tenant. The failure of Landlord to enforce any of the Rules and Regulations against Tenant, or against any other tenant or occupant of the Building, shall not be deemed to be a waiver of such Rules and Regulations. Tenant shall be liable for all injuries or damages sustained by Landlord or Landlord’s agents or by other tenants, occupants or invitees of the Building arising by reason of any breach of the Rules or Regulations by Tenant or by Tenant’s agents or employees. Landlord agrees that it shall apply the Rules and Regulations in a nondiscriminatory manner, but Landlord may waive Rules and Regulations with respect to particular tenants when Landlord shall have a good faith basis to do so. In the event of any inconsistency between the Rules and Regulations and this Lease, this Lease shall control.

6.1.11 Estoppel Certificate. Tenant shall, within ten (10) days’ following written request by Landlord, execute, acknowledge and deliver to Landlord a statement in form satisfactory to Landlord in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this

Lease. Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage.

6.1.12 Landlord’s Expenses For Consents. Tenant shall reimburse Landlord, as Additional Rent, promptly on demand for all reasonable out of pocket legal, engineering and other professional services expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.1.13 Financial Information. Unless Tenant’s annual report and filings with the Securities and Exchange Commission are generally available to the public at no charge via the internet (or by other medium not requiring a special request to Tenant), Tenant shall, from and after the Date of this Lease and thereafter throughout the term of this Lease, provide Landlord with such information as to Tenant’s financial condition and/or organizational structure as Landlord or the holder of any mortgage of the Property requires, within thirty (30) days of request.

6.2 Negative Covenants. Tenant shall not do the following.

6.2.1 Assignment and Subletting. Tenant shall not assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest herein or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, except as hereinafter provided. Unless Tenant’s stock shall be listed on a domestic national securities exchange both before and after any transfer, any transfer, or one or more related transfers, of a controlling interest in the stock or partnership or beneficial interests or other evidences of ownership of Tenant, including without limitation as a result of the issuance of additional stock or partnership or beneficial interests or other indicia of ownership in Tenant, other than in connection with a Merger (in which case the provisions of the following paragraph shall apply), shall be deemed to be an assignment of this Lease requiring Landlord’s consent, unless the tangible net worth of Tenant after giving effect to any such transfer shall be equal to or greater than the Required Net Worth (as defined below); Tenant to provide Landlord evidence reasonably satisfactory of meeting such net worth requirement at least ten (10) days before any such transfer. As used herein, a “controlling interest” shall mean ownership of more than fifty percent (50%) of the issued and outstanding stock or partnership or beneficial interests in Tenant from time to time.

Notwithstanding the foregoing, Tenant may, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, assign its interest in this Lease (a “Permitted Assignment”) to (i) any entity which shall be a successor to Tenant either by merger or consolidation (a “Merger”) or to a purchaser of all or substantially all of Tenant’s assets in either case provided the successor or purchaser shall have a tangible net worth, after giving effect to the transaction, of not less than $30,000,000 (the “Required Net Worth”), or (ii) any entity (an “Affiliate”) which is a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of the named Tenant set forth in Section 1.1 which has a tangible net worth equal to or greater than the Required Net Worth immediately after the assignment, in either case of (i) or (ii) only so long as (I) the principal purpose of such assignment is not the acquisition of Tenant’s interest in this Lease (except if such assignment is made for a valid intracorporate business purpose to an Affiliate) and is not made to circumvent the provisions of this Section 6.2.1, (II) except if pursuant to a Merger permitted by clause (i) above, Tenant shall, contemporaneously with such assignment, provide Landlord with a fully executed counterpart of any such assignment, which assignment shall comply with the provisions of this Section 6.2.1 and shall include an agreement by the assignee in form reasonably satisfactory to Landlord, to assume all of Tenant’s obligations under this Lease and be bound by all of the terms of this Lease, (III) Tenant shall provide Landlord, not less than ten (10) days in advance of any such assignment, evidence reasonably satisfactory to Landlord of the Required Net Worth of the successor, purchaser or Affiliate, and (IV) there shall not be a Default of Tenant at the effective date of such assignment. Tenant shall also be permitted, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, to enter into any sublease (a “Permitted Sublease”) with any Affiliate provided that such subtenant shall have a tangible net worth of at least the Required Net Worth and the sublease shall expire upon any event pursuant to which the sublessee thereunder shall cease to be an Affiliate. Any assignment to an Affiliate shall provide that it may, at Landlord’s election, be terminated and deemed void if during the term of this Lease such assignee or any successor to the interest of Tenant hereunder shall cease to be an Affiliate. A change in control of Tenant as provide above, as well as Permitted Subleases and Permitted Assignments are collectively referred to as “Permitted Transfers.”

In the event that Tenant shall intend to enter into any sublease or assignment other than a Permitted Transfer, then Tenant shall, not later than forty-five (45) days prior to the proposed commencement of such sublease or assignment, give Landlord notice of such intent, identifying the proposed subtenant or assignee, all of the terms and conditions of the proposed sublease or assignment and such other information as the Landlord may reasonably request. In such case Landlord may elect (a) to terminate the term of this Lease if Tenant intends to assign this Lease, or to sublease (including expansion options) more than fifty percent (50%) of the Premises for a term (including extension options) of more than three-quarters of the remaining term hereof or (b) to exclude from the Premises, for the term of such proposed sublease, the portion thereof to be sublet if the conditions set forth in (a) do not prevail, by giving notice to Tenant of such election not later than thirty (30) days after receiving notice of such intent from Tenant. If Landlord shall give such notice within such thirty (30) day period, upon the later to occur of (A) the proposed date of commencement of such proposed sublease or assignment, or (B) the date which is thirty (30) days after Landlord’s notice, the term of this Lease shall terminate or the Premises shall be reduced to exclude the portion of the Premises intended for subletting, in which case Annual Fixed Rent and Tenant’s Percentage shall be correspondingly reduced. If Landlord shall not give such notice, but Tenant shall not enter into such sublease or assignment on the terms and conditions set forth in such notice from Tenant within one hundred twenty (120) days of the initially proposed sublease or assignment commencement date and shall still desire to enter into any sublease or assignment, the first sentence of this paragraph shall again become applicable.

If Landlord shall not elect to terminate the term of this Lease or to exclude from the Premises the area to be sublet pursuant to the preceding paragraph, then Landlord shall not unreasonably condition or withhold its consent to the applicable assignment or sublease, provided that, in addition to any other grounds for withholding of consent, Landlord may withhold its consent if in Landlord’s good faith judgment: (i) the proposed assignee or subtenant does not have the financial strength to perform its obligations under the proposed assignment or sublease; (ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to those of Tenant as of the Commencement Date; (iii) the proposed assignee or subtenant is a business competitor of Landlord or is an affiliate of a business competitor of Landlord; (iv) the identity of the proposed assignee or subtenant is, or the intended use of any part of the Premises, would be, in Landlord’s determination, inconsistent with first-class lab space or Landlord’s commitments to other tenants in the Building or any covenants, conditions or restrictions binding on Landlord or applicable to the Property; (v) at the time of the proposed assignment or subleasing Landlord is able to meet the space requirements of Tenant’s proposed assignee or subtenant by leasing available space in the Building to such person or entity and either (a) the proposed assignee or subtenant is a tenant or other occupant of the Building (or is an entity affiliated with any such tenant or occupant), or (b) the proposed assignee or subtenant is an entity, or is affiliated with any entity, which shall have entered into negotiation with Landlord for space in the Building within the preceding six (6) months; (vi) the use of the Premises or the Building by the proposed assignee or subtenant would increase Operating Costs, require any alterations to the Building to cause the Building to comply with applicable laws, or otherwise cause Landlord to incur any additional cost or expense or (vii) any such sublease shall result in the Premises being occupied by more than three (3) parties (including Tenant) at any one time.

If any part of the Premises is sublet (or occupied by any party other than Tenant and its employees) following a Default of Tenant Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Annual Fixed Rent and Additional Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1, the acceptance by Landlord of such subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease.

Any sublease of all or any portion of the Premises shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, that other than the payment of Annual Fixed Rent and Additional Rent due pursuant to Sections 4.1, 4.2.1 and 4.2.2 or any obligation relating solely to those portions of the Premises which are not part of the subleased premises, the subtenant shall comply with and be bound by all of the obligations of Tenant hereunder, that unless Landlord waives such prohibition, the subtenant may not enter into any sub-sublease, sublease assignment, license or any other agreement granting any right of occupancy of any portion of the subleased premises; and that Landlord shall be an express beneficiary of any such obligations, and that in the event of termination of this Lease or reentry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any mortgagee of the Property, as holder of a mortgage or as Landlord under this Lease if such mortgagee succeeds to that position, shall (a) be liable for any act or omission of Tenant under such sublease, (b) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease unless consented to by Landlord and such mortgagee or by any previous prepayment of more than one (1) month’s rent, (d) be bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (e) be required to account for any security deposit of the subtenant other than any security deposit actually received by Landlord, (f) be bound by any obligation to make any payment to such subtenant or grant any credits unless specifically agreed to by Landlord and such mortgagee, (g) be responsible for any monies owing by Tenant to the credit of subtenant or (h) be required to remove any person occupying the Premises or any part thereof; and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. To enable Landlord to confirm that any sublease which Tenant shall desire to enter into shall comply with the provisions of this Section 6.2.1 and/or otherwise be acceptable to Landlord, Tenant shall submit the final form of sublease to Landlord not less than thirty (30) days prior to its execution. The provisions of this paragraph shall not be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1.

Tenant shall not enter into, nor shall it permit any person having an interest in the possession, use, occupancy or utilization of any part of the Premises to enter into, any sublease, license, concession, assignment or other agreement for use, occupancy or utilization of the Premises (i) which provides for rental or other compensation based on the income or profits derived by any person or on any other formula such that any portion of such sublease rental, or other consideration for a license, concession, assignment or other occupancy agreement, would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code or any similar or successor provision thereto, or (ii) under which fifteen percent (15%) or more of the total rent or other compensation received by Tenant is attributable to personal property and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffectual as a conveyance of any right or interest in the possession, use, occupancy or utilization of such part of the Premises.

No subletting or assignment shall in any way impair the continuing primary liability of the named Tenant set forth in Section 1.1 and any immediate or remote successor in interest, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment. The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease. No assignment, subletting or occupancy shall affect the Permitted Uses. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Subsection 6.2.1 shall be voidable at Landlord’s option.

If the rent and other sums (including, without limitation, all monetary payments plus the reasonable value of any services performed or any other thing of value given by any assignee or subtenant in consideration of such assignment or sublease), either initially or over the term of any assignment or sublease (other than a Permitted Transfer), payable by such assignee or subtenant exceed the Annual Fixed Rent plus Additional Rent called for hereunder with respect to the space assigned or sublet, Tenant shall pay fifty percent (50%) of such excess to Landlord, as Additional Rent, payable monthly at the time for payment of Annual Fixed Rent. Nothing in this paragraph shall be deemed to abrogate the provisions of this Subsection 6.2.1 and Landlord’s acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment of the Lease or sublease of all or any portion of the Premises.

6.2.2 Nuisance. Tenant shall not injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with the Permitted Uses); nor permit any cooking to such extent as requires special exhaust venting for such cooking; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord’s insurance or which is liable to render necessary any alteration or addition to the Building; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3 Floor Load; Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the lesser of the floor load capacity which such floor was designed to carry or which is allowed by law. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, construction materials or fixtures into or out of the Premises without Landlord’s prior consent which consent may include a requirement to provide insurance naming Landlord, and the holder of any mortgage affecting the Property, as additional insureds, with such coverage and in such amount as Landlord reasonably requires. If any such safe, machinery, heavy equipment, freight, or fixtures requires special handling, Tenant agrees to employ only persons holding a master rigger’s license to do said work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant and Tenant hereby agrees to exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. Tenant shall schedule such moving at such times as Landlord shall reasonably designate.

6.2.4 Electricity. Tenant shall not connect to the electrical distribution system serving the Premises a total load exceeding thirty (30) watts per square foot of Premises Rentable Area.

6.2.5 Installation, Alterations or Additions. Tenant shall not make any installations, alterations, additions or improvements (collectively and individually referred to in this paragraph as “work”) in, to or on the Premises nor permit the making of any holes in the walls or partitions (except to hang interior signs, shelving, bulletin and marker boards, and decorative items such as wall hangings and customary office art), ceilings or floors without on each occasion obtaining the prior consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. Landlord’s approval shall not be unreasonably withheld or delayed with respect to alterations, additions or improvements which do not affect the structural elements of the Building, equal or exceed Building standards in quality and do not adversely affect the plumbing, heating, ventilating, air-conditioning, mechanical, electrical or life-safety systems of the Building, are not visible from outside of the Premises and shall not materially increase Taxes or Operating Costs nor require Landlord to perform any work to the Property, and Tenant need not obtain Landlord’s consent to install work stations and other readily removable business fixtures and equipment within the Premises provided Tenant shall give Landlord prior notice thereof and any such work shall be scheduled at a time reasonably acceptable to Landlord. All work to be performed to the Premises by Tenant shall (i) be performed in a good and workmanlike manner by contractors approved in advance by Landlord and in compliance with the provisions of Exhibit C and all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws, (ii) be made at Tenant’s sole cost and expense and at such times and in such a manner as Landlord may from time to time designate, and (iii) be free of liens and encumbrances and become part of the Premises and the property of Landlord without being deemed additional rent for tax purposes, Landlord and Tenant agreeing that Tenant shall be treated as the owner of the work for tax purposes until the expiration or earlier termination of the term hereof, subject to Landlord’s rights pursuant to Section 6.1.9 to require Tenant to remove the same at or prior to the expiration or earlier termination of the term hereof and, to the extent Landlord shall make such election, title thereto shall remain vested in Tenant at all times. Tenant shall pay promptly when due the entire cost of any work to the Premises so that the Premises, Building and Property shall at all times be free of liens, and, at Landlord’s request, Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any such work will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrances that may arise out of such work. Prior to the commencement of any such work, and throughout and until completion thereof, Tenant shall maintain, or cause to be maintained, the insurance required by Exhibit D for general contractors (except that general liability insurance limits of any subcontractors shall only be such limits as are customary for the applicable trade(s)), all with coverage limits as stated therein or such higher limits as shall be reasonably required by Landlord. In addition, Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or arising out of such work. Whenever and as often as any mechanic’s or materialmen’s lien shall have been filed against the Property based upon any act of Tenant or of anyone claiming through Tenant, Tenant shall within ten (10) Business Days of notice from Landlord to Tenant take such action by bonding, deposit or payment as will remove or satisfy the lien. Tenant shall, upon request of Landlord, execute and deliver to Landlord a bill of sale covering any work Tenant shall be required to surrender hereunder.

Tenant shall not, at any time, directly or indirectly, employ or permit the employment of any contractor, mechanic or laborer in the Premises, if such employment will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

6.2.6 Abandonment. Tenant shall not abandon the Premises during the term.

6.2.7 Signs. Tenant shall not paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises. Landlord shall not unreasonably withhold consent for signs or lettering on or adjacent to the entry doors to the Premises provided such signs conform to Building standards adopted by Landlord. Landlord shall maintain a tenant directory in the lobby of the Building in which will be placed Tenant’s name and the location of the Premises in the Building.

So long as (i) this Lease is still in full force and effect and (ii) Curis, Inc. (or any assignee or subtenant pursuant to a Permitted Transfer) shall actually occupy not less than sixty-six percent (66%) of the Premises (the “Sign Conditions”), Tenant shall have the non-exclusive right, subject to applicable legal requirements and the terms of this Lease, at Tenant’s sole cost and expense, to install and maintain a sign panel identifying Tenant on the Building’s sign monument, which sign panel shall conform to Landlord’s standards for such monument signage, provided that Tenant shall be entitled to utilize one-half of the space that is available for the sign panels of all tenants on the sign monument.

6.2.8 Oil and Hazardous Materials. Tenant shall not introduce on or transfer to the Premises or Property, any Hazardous Materials (as hereinafter defined); nor dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises or Property; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises or the Property, or to transfer any Hazardous Materials from the Premises to any other location; and Tenant shall not commit or suffer to be committed in or on the Premises or Property any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances, rules or regulations, present or future, applicable to the Property or to Hazardous Materials. Notwithstanding the foregoing, Tenant may use and store products or substances which may constitute or contain Hazardous Materials but which are customarily present in premises devoted to the Permitted Uses, in quantities necessary for the conduct of Tenant’s business at the Premises, provided that the transportation, use, storage and disposal thereof by Tenant is in strict compliance with all Environmental Laws and the manufacturer’s instructions and recommendations.

Tenant agrees that if it shall generate, store, release, spill, dispose of or transfer to the Premises or Property any Hazardous Materials other than as permitted by the preceding paragraph, it shall forthwith remove the same, at its sole cost and expense, in the manner provided by all applicable Environmental Laws (as hereinafter defined), regardless of when such Hazardous Materials shall be discovered. Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any Hazardous Materials introduced to the property by Tenant and shall forthwith repair and restore any portion of the Premises or Property which it shall disturb in so removing any such Hazardous Materials to the condition which existed prior to Tenant’s disturbance thereof.

Tenant agrees to deliver promptly to Landlord any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws affecting the Premises or Property. In addition, Tenant shall, within ten

(10) days of receipt, accurately complete any questionnaires from Landlord or other informational requests relating to Tenant’s use of the Premises and, in particular, to Tenant’s use, generation, storage and/or disposal of Hazardous Materials at, to, or from the Premises.

Tenant shall indemnify, defend (by counsel satisfactory to Landlord), protect, and hold Landlord free and harmless from and against any and all claims, or threatened claims, including without limitation, claims for death of or injury to any person or damage to any property, actions, administrative proceedings, whether formal or informal, judgments, damages, punitive damages, liabilities, penalties, fines, costs, taxes, assessments, forfeitures, losses, expenses, attorneys’ fees and expenses, consultant fees, and expert fees that arise from or are caused in whole or in part, directly or indirectly, by (i) Tenant’s use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises, or (ii) Tenant’s failure to comply with any Environmental Laws. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs (including, without limitation, capital, operating and maintenance costs) incurred in connection with any investigation or monitoring of site conditions, repair, cleanup, containment, remedial, removal or restoration work, or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of this Section 6.2.8, any acts or omissions of Tenant, or its subtenants or assignees or its or their employees, agents, or contractors (whether or not they are negligent, intentional, willful or unlawful) shall be attributable to Tenant.

The term “Hazardous Materials” shall mean and include any oils, petroleum products, asbestos, radioactive, biological, medical or infectious wastes or materials, and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

The term “Environmental Laws” shall mean any and all federal, state and municipal statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

ARTICLE 7

Casualty or Taking

7.1 Termination. In the event that the Premises or the Property, or any material part thereof shall be destroyed or damaged by fire or casualty, shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, then the term of this Lease may be terminated at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty.

In the event any material part of the Premises necessary for the conduct of Tenant’s business at the Premises shall be destroyed or damaged by fire or other casualty (and Landlord has not elected to terminate the term of this Lease pursuant to the preceding paragraph), then as soon as practicable after the occurrence of such damage, Landlord shall give Tenant a notice (the “Restoration Notice”) advising Tenant whether or not Landlord intends to restore the Premises to a condition substantially the same as existed immediately prior to such damage (subject to any modification required by then current laws, rules, regulations and ordinances and excluding any improvements to the Premises made at Tenant’s expense as may be detailed in the Restoration Notice), and if Landlord intends to so restore, of the time required to substantially complete such work, as reasonably estimated by an architect or general contractor selected by Landlord. If the Restoration Notice indicates either that (a) Landlord shall not restore the Premises as provided above, or (b) the estimated time required for Landlord to substantially complete such restoration work shall exceed two hundred seventy (270) days from the occurrence of such casualty damage, then Tenant may elect to terminate the term of this Lease by giving notice to Landlord not later than thirty (30) days after the date on which Landlord gives Tenant the Restoration Notice. Tenant may also elect to terminate the term of this Lease if the Lease is not terminated and Landlord shall fail to complete restoration of the Premises as described in the Restoration Notice by the date (the “Outside Restoration Date”) that is the later of (i) thirty (30) days after the expiration of the estimated repair period, as such period is extended for delays beyond Landlord’s reasonable control, or (ii) two hundred seventy (270) days from the date of the casualty. Any election by Tenant to terminate the term of this Lease pursuant to the preceding sentence shall be made by notice given to Landlord not later than thirty (30) days after the Outside Restoration Date. Notwithstanding the foregoing, Tenant shall have no right to terminate the term of this Lease due to a fire or other casualty if the cause thereof was due to the negligence or other wrongful conduct of Tenant or any subtenant of Tenant or any agent, employee or invitee of Tenant or its subtenant(s).

7.2 Restoration. If neither Landlord nor Tenant shall elect to so terminate, this Lease shall continue in force and a just proportion of the Annual Fixed Rent and Additional Rent for Taxes and Operating Costs reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises (excluding any improvements to the Premises made at Tenant’s expense), or what may remain thereof, shall be put by Landlord in the condition described in the Restoration Notice, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such destruction, taking, or condemnation and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages actually made available to Landlord (and not retained by any Superior Lessor or Superior Mortgagee) less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

7.3 Award. Irrespective of the form in which recovery may be had by law, all rights to seek reimbursement for damages or compensation arising from fire or other casualty or any taking by eminent domain or condemnation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such claims for damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 8

Defaults

8.1 Default of Tenant. (a) (I) If Tenant shall default in its obligations to pay the Annual Fixed Rent or Additional Rent or any other charges or amounts under this Lease when due or shall default in complying with its obligations under Subsection 6.1.11 of this Lease and if any such default shall continue for five (5) days after notice from Landlord designating such default, or (II) if as promptly as possible but in any event within thirty (30) days after notice from Landlord to Tenant specifying any default or defaults other than those set forth in clause (I) Tenant has not cured the default or defaults so specified, provided that if Tenant is proceeding in good faith and with due diligence to complete the cure of any such non-monetary performance breach which is curable but cannot reasonably be cured within thirty (30) days, Tenant will not be held in default for not completing such cure within thirty (30) days so long as Tenant is diligently and continuously proceeding to complete such cure; or (b) if any assignment shall be made by Tenant for the benefit of creditors; or (c) if Tenant’s leasehold interest shall be taken on execution; or (d) if a lien or other involuntary encumbrance shall be filed against Tenant’s leasehold interest or Tenant’s other property and shall not be discharged within thirty (30) days thereafter; or (e) if a petition shall be filed by Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect; or (f) if an involuntary petition under any of the provisions of any bankruptcy law or code shall be filed against Tenant and such involuntary petition shall not be stayed, dismissed or vacated within sixty (60) days thereafter; or (g) if a custodian or similar agent shall be authorized or appointed to take charge of all or substantially all of the assets of Tenant; or (h) if Tenant dissolves or shall be dissolved or shall liquidate or shall adopt any plan or commence any proceeding, the result of which is intended to include dissolution or liquidation; or (i) if any order shall be entered in any proceeding by or against Tenant decreeing or permitting the dissolution of Tenant or the winding up of its affairs; or (j) if Tenant shall fail to pay any installment of Annual Fixed Rent or Additional Rent when due, Tenant shall cure such default within the grace period provided in clause (a) (I) above (or with Landlord’s approval after the expiration of such grace period) and Tenant shall, within the next year following the date such initial defaulted payment was first due, fail more than twice to pay any installment of Annual Fixed Rent or Additional Rent when due, then, and in any of such cases indicated in clauses (a) through (j) hereof (collectively and individually, a “Default of Tenant”), Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter (x) give notice to Tenant terminating this Lease and/or the term hereof, which notice shall specify the date of such termination, whereupon on the date so specified, the term of this Lease and all of Tenant’s rights and privileges under this Lease shall expire and terminate or (y) without terminating this Lease terminate Tenant’s right of possession and/or occupancy and reenter and take possession of the Premises or any part thereof, without notice and expel Tenant and any party claiming under Tenant and remove any of their effects, without being liable on account thereof, whether in trespass or breach or covenant or otherwise, (and no such reentry or taking possession shall be construed as an election by Landlord to terminate this Lease unless Landlord shall affirm such election by notice expressly to such effect), but in either case Tenant shall remain liable as hereinafter provided.

8.2 Remedies. In the event of any termination of this Lease or the term hereof pursuant to Section 8.1, Tenant shall pay the Annual Fixed Rent, Additional Rent and other charges payable hereunder up to the time of such termination. Thereafter, whether or not the Premises shall have been re let, Tenant shall be liable to Landlord for, and shall pay to Landlord the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder for the remainder of the term of this Lease had such termination not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, advertising costs, administration expenses, alteration costs, the value of any tenant inducements (including but without limitation free rent, moving costs, and contributions toward leasehold improvements) and any other expenses incurred in preparation for such reletting. Tenant shall pay such damages to Landlord monthly on the days on which the Annual Fixed Rent, Additional Rent or other charges would have been payable hereunder if the term of this Lease had not been so terminated.

In the event of any reentry or retaking of possession of the Premises and/or termination of Tenant’s right of possession and/or occupancy of the Premises, as applicable, without termination of this Lease, pursuant to Section 8.1, Tenant shall pay the Annual Fixed Rent, Additional Rent and other charges payable hereunder up to the time of such reentry or retaking of possession and/or termination. Thereafter, whether or not the Premises shall have been re-let, Tenant shall be liable to Landlord for, and shall pay to Landlord the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder for the remainder of the term of this Lease notwithstanding any such reentry, retaking of possession or termination, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, advertising costs, administration expenses, alteration costs, the value of any tenant inducements (including but without limitation free rent, moving costs, and contributions toward leasehold improvements) and any other expenses incurred in preparation for such reletting. Tenant shall pay such damages to Landlord monthly on the days on which the Annual Fixed Rent, Additional Rent or other charges are payable hereunder.

At any time after any such termination, reentry or retaking of possession, in lieu of recovering damages pursuant to the provisions of the immediately preceding paragraphs with respect to any period after the date of demand therefor, at Landlord’s election, Tenant shall pay to Landlord immediately and in full the greater of (i) the amount, if any, by which (A) the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder from the date of such demand to the end of what would be the then unexpired term of this Lease had such termination not occurred (or in the case of reentry or retaking of possession of the Premises by Landlord or a termination of Tenant’s right of possession and/or occupancy of the Premises, to the end of the term of this Lease), shall exceed (B) the then fair rental value of the Premises for the same period, reduced to amortize over such period all costs or expenses which Landlord would incur to obtain such fair market rent, or (ii) an amount equal to the lesser of (x) the Annual Fixed Rent, Additional Rent and other charges that would have been payable for the remainder of the term of this Lease had such termination not occurred (or in the case of reentry or retaking of possession of the Premises by Landlord or a termination of Tenant’s right of possession and/or occupancy of the Premises, to the end of the term of this Lease) or (y) the aggregate of the Annual Fixed Rent, Additional Rent and other charges accrued in the twelve (12) months ended next prior to such termination, reentry or retaking of possession of the Premises by Landlord or termination of Tenant’s right of possession and/or occupancy (without reduction for any free rent or other concession or abatement) except that in the event the term of this Lease or Tenant’s right of possession and/or occupancy of the Premises is so terminated or Landlord shall reenter and/or retake possession of the Premises prior to the expiration of the first full year of the term of this Lease, the damages which Landlord may elect to recover pursuant to clause (ii) (y) of this paragraph shall be calculated as if any such termination, reentry or retaking of possession had occurred on the first anniversary of the Commencement Date and there had been no so-called free rent or other rental concession or any rental abatement.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

In case of any Default of Tenant, re-entry, expiration and repossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord, Tenant (Tenant hereby irrevocably appointing Landlord its attorney in fact to execute any instrument of reletting on behalf of Tenant) or otherwise (as Landlord may elect), for a term or terms which may at Landlord’s option be equal to or less than or exceed the period the balance of the term of this Lease (or the balance of the term of this Lease if it shall not have been terminated) and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be required to relet the Premises or mitigate damages except in accordance with Section 8.2.1, or be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting.

To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

8.2.1 Mitigation of Damages. Landlord shall make a good faith effort to relet the Premises following a termination of this Lease due to a Default of Tenant, but subject to and in accordance with the following criteria:

(i) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Tenant shall have surrendered possession of the Premises in the condition required by Section 6.1.9 hereof;

(ii) Landlord shall have no obligation to offer the Premises to any prospective tenant so long as other premises in the Building suitable for that prospective tenant are currently available, or are reasonably expected to be available within the next six (6) months;

(iii) Landlord shall have no obligation to enter into a lease of less than all of the Premises;

(iv) Landlord shall have no obligation to enter into a lease under terms and conditions that are inconsistent with Landlord’s then current leasing policies for comparable space in the Building.

(v) Landlord shall have no obligation to enter into a lease with any proposed tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources and operating experience;

(vi) Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises or the Building suitable for use by a prospective tenant unless either (1) Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such prospective tenant (which payment shall be in addition to any other damages or amounts to which Landlord may be entitled to as a result of Tenant’s default under this Lease); or (2) Landlord, in Landlord’s sole discretion, determines that any such expenditure is financially justified in connection with entering into any lease with such prospective tenant; and

(vii) Landlord shall have no obligation to enter into a lease with any prospective tenant whose use would, in Landlord’s judgment: (1) violate any title restriction or covenant, or requirement contained in the lease of another tenant of the Building; (2) be incompatible with the operation of the Building as a first-class building; or (3) require any alterations to the Building.

8.3 Remedies Cumulative. Except as expressly provided otherwise in Section 8.2, any and all rights and remedies which Landlord may have under this Lease, and at law and equity (including without limitation actions at law for direct, indirect, special and consequential (foreseeable and unforeseeable) damages), for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4 Landlord’s Right to Cure Defaults. At any time with or without notice, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (provided Landlord shall not exercise such right until there is a Default of Tenant unless earlier action by Landlord is necessary to prevent injury or damage to persons or property, including Landlord’s interest in the Property, as determined by Landlord in good faith), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, all such sums including reasonable attorneys fees, together with interest thereon at a rate (the “Default Rate”) equal to the lesser of four percent (4%) over the Prime Rate or the maximum rate allowed by law. “Prime Rate” shall mean the annual floating rate of interest, determined daily and expressed as a percentage from time to time announced by Bank of America as its “prime” or “base” rate, so-called, or if at any time Bank of America ceases to announce such a rate, as announced by the largest national or state-chartered banking institution then having an office in the City of Boston and announcing such a rate. If at any time neither Bank of America nor the largest national or state-chartered banking institution having an office in the City of Boston is announcing such a floating rate, “Prime Rate” shall mean the prime rate as published in the Wall Street Journal.

8.5 Holding Over. Any holding over by Tenant of all or any portion of the Premises after the expiration or early termination of the term of this Lease shall be treated as a daily tenancy at sufferance at a rental rate equal to one and one-half (1.5) times the greater of (x) the fair market rental value for the Premises on a month-to-month basis or (y) the sum of Annual Fixed Rent plus Additional Rent on account of Operating Costs and Taxes in effect immediately prior to the expiration or earlier termination of the term (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or consequential (foreseeable and unforeseeable), sustained by reason of any such holding over. Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the term of this Lease.

8.6 Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission by Tenant shall not be deemed to be consent or permission by Landlord to any other similar or dissimilar act or omission and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

8.7 No Waiver, etc. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Holders

9.1 Rights of Mortgagees or Ground Lessor. On the condition Landlord shall perform its obligations under Section 9.3, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and all renewals, extensions, modifications and replacements thereof, and to all mortgages, which may now or hereafter affect the Building or the Property and/or any such lease, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and all consolidations of such mortgages. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination provided Landlord shall have performed its obligations under Section 9.3. Any lease to which this Lease is subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called “Superior Lessor”; and any mortgage to which this Lease is subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee”.

If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then Tenant shall attorn to and recognize such party succeeding to Landlord’s rights (“Successor Landlord”) as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment subject to the terms and conditions of any nondisturbance agreement entered into between or among the parties as contemplated by Section 9.3.

9.2 Modifications. If any Superior Lessor or Superior Mortgagee shall require any modification(s) of this Lease, Tenant shall, at Landlord’s request, promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall require, provided that such modification(s) do not adversely affect any of Tenant’s rights or increase any of Tenant’s obligations or diminish any of Landlord’s obligations under this Lease in any material respect. In addition, and notwithstanding Section 9.1 to the contrary, any Superior Lessor or Superior Mortgagee may, at its option, subordinate the Superior Lease or Superior Mortgage of which it is the lessor or holder to this Lease by giving Tenant ten (10) days prior written notice of such election, whereupon this Lease shall, irrespective of dates of execution, delivery and recording, be superior to such Superior Lease or Superior Mortgage and no other documentation shall be necessary to effect such change.

9.3 Subordination, Non-Disturbance and Attornment. Landlord represents that as of the Date of this Lease it holds fee title to the Property and that no Superior Mortgage affects such title. Landlord shall obtain a so-called nondisturbance agreement from any future Superior Lessor or Superior Mortgagee (a “Future Holder”) in a commercially reasonable form, provided that, at Landlord’s election, Tenant shall first execute and deliver such agreement to Landlord.

ARTICLE 10

Miscellaneous Provisions

10.1 Notices. Except as may be expressly provided herein otherwise, all notices, requests, demands, consents, approval or other communications to or upon the respective parties hereto shall be in writing, shall be delivered by hand or mailed by certified or registered mail, return receipt requested, or by a nationally recognized courier service that provides a receipt for delivery such as Federal Express, United Parcel Service or U.S. Postal Service Express Mail and shall be addressed as follows: If intended for Landlord, to the Original Address of Landlord set forth in Section 1.1 of this Lease with a copy to Reit Management & Research LLC, 400 Centre Street, Newton, MA 02458, Attn: Jennifer B. Clark (or to such other address or addresses as may from time to time hereafter be designated by Landlord by notice to Tenant); and if intended for Tenant, addressed to Tenant at the Original Address of Tenant set forth in Section 1.1 of this Lease until the Commencement Date and thereafter to the Property (or to such other address or addresses as may from time to time hereafter be designated by Tenant by notice to Landlord). Notices shall be effective on the date delivered to (or the first date such delivery is attempted and refused by) the party to which such notice is required or permitted to be given or made under this Lease. Notices from Landlord may be given by Landlord’s Agent, if any, or Landlord’s attorney; and any bills or invoices for Annual Fixed Rent or Additional Rent may be given by mail(which need not be registered or certified) and, if so given, shall be deemed given on the third Business Day following the date of posting.

10.2 Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc. Landlord agrees that so long as no Default of Tenant then exists, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming by, through or under Landlord, subject, however, to the terms of this Lease; provided, however, Landlord reserves the right at any time and from time to time, without the same constituting breach of Landlord’s covenant of quiet enjoyment or an actual or constructive eviction, and without Landlord incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, improvements, repairs or replacements in or to the interior and exterior of the Building (including the Premises) and the fixtures and equipment thereof, and in or to the Property, or properties adjacent thereto, as Landlord may deem necessary or desirable, and to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, or other common areas of the Building and Property, provided that in all cases there be no unreasonable obstruction of the right of access to the Premises by Tenant and that in exercising its rights hereunder Landlord use commercially reasonable efforts to minimize, to the greatest extent reasonably practical, any interference with the conduct of business at the Premises.

Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer Landlord reasonably believes is entitled to such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

10.3 Memorandum of Lease. Both parties shall, upon the request of either (and at the expense of the requesting party), execute and deliver a notice or memorandum of this Lease in such form, if any, as may be acceptable for recording with the Registry of Deeds of Middlesex County. In no event shall such document set forth the rent or other charges payable by Tenant pursuant to this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

10.4 Assignment of Rents and Transfer of Title; Limitation of Landlord’s Liability. Tenant agrees that the assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, whether absolute or conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder (subject to the limitations set forth in Section 9.1) only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of Landlord’s interest in the Property, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Property.

Notwithstanding the foregoing, in no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to Landlord or the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder. Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. The seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until such purchaser expressly assumes in writing the Landlord’s obligations hereunder.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. Tenant furthermore agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

10.5 Landlord’s Default. Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged breach or default. Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder and no right, for any such breach or default, to offset or counterclaim against any rent due hereunder. In no event shall Landlord ever be liable to Tenant for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause. Tenant further agrees that if Landlord shall have failed to cure any such breach or default within thirty (30) days of such notice to Landlord (or if such breach or default cannot be cured within said time, then within such additional time as may be necessary if within said thirty days Landlord has commenced and is diligently pursuing the remedies necessary to cure such breach or default), then the holder(s) of any mortgage(s) or the lessor under any ground lease entitled to notice pursuant to Section 10.6 shall have an additional thirty (30) days within which to cure such breach or default.

Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give or shall delay in giving such consent, Tenant shall not be entitled to any damages and Tenant hereby waives any claim based on such failure, refusal or delay; provided however in any situation where Landlord is expressly required not to withhold its consent unreasonably Tenant shall (at its sole remedy) be entitled to bring an action for specific performance or injunction.

10.6 Notice to Mortgagee and Ground Lessor. After receiving notice from any party that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as part of the demised premises, no notice of any breach or default from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor shall be treated as performance by Landlord.

10.7 Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Cushman & Wakefield, and in the event of any brokerage claims or liens, other than by Cushman & Wakefield, against Landlord or the Property predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Cushman & Wakefield, and in the event of any brokerage claims against Tenant predicated upon or arising out of prior dealings with Landlord, Landlord agrees to defend the same and indemnify and hold Tenant harmless against any such claim. Landlord shall pay the commissions of Cushman & Wakefield in connection with this Lease pursuant to a separate agreement between Landlord and Cushman & Wakefield.

10.8 Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH THIS LEASE.

10.9 Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the state or district in which the Property is located and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease. All understandings and agreements heretofore made between the parties are merged in this Lease and any other such written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. If two or more persons or parties are named as Tenant herein, (i) each of such persons or parties shall be jointly and severally liable for the obligations of the Tenant hereunder, and Landlord may proceed against any one without first having commenced proceedings against any other of them, and (ii) any notices, requests, demands, consents, approvals or other communications delivered by Tenant under the Lease which are not executed by each person or party named as Tenant herein may be deemed void, if Landlord shall so elect. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition and time is of the essence with respect to the exercise of any of Tenant’s rights, and the performance of any and all of Tenant’s obligations, under this Lease. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant. Except as otherwise set forth in this Lease, any obligations of Landlord or Tenant arising, or relating to events occurring, during the term of this Lease (including, without limitation, rental and other monetary obligations, repair obligations and obligations to indemnify or reimburse the other), shall survive the expiration or earlier termination of the term of this Lease.

10.10 Evidence of Authority. Tenant shall deliver to Landlord a fully executed Secretary’s Certificate in the form attached hereto as Exhibit E or such other form as shall be reasonably acceptable to Landlord, contemporaneously with the execution of this Lease.

WITNESS the execution hereof under seal on the day and year first above written.

Landlord:

TRUSTEES OF LEXINGTON OFFICE REALTY TRUST

Reit Management & Research LLC, as Agent

By:	/s/ David M. Lepore
Name: David M. Lepore
Title: Senior Vice President

Tenant:

CURIS, INC.

By:	/s/ Michael P. Gray
Its (Vice) President

By:	/s/ Michael P. Gray
Its (Assistant) Treasurer

EXHIBIT A

[IMAGE]

EXHIBIT A-1

PRELIMINARY PLANS

Curis

4 Maguire Road

Lexington, MA 02421

Permit Documents Drawing List (September 1, 2010)

GENERAL

Cover Sheet

ARCHITECTURAL

A1.0	Existing/Demolition First Floor Plan
A2.0	Proposed First Floor Plan
A2.1	Proposed First Floor Equipment Floor Plan
A2.3	Proposed Reflected Ceiling Plan
A9.1	Casework Elevations
FE2.1	First Floor Fire Extinguisher Plan

FIRE PROTECTION

FP1.0	First Floor Fire Protection Sprinkler Plan

PLUMBING

P0.0	Plumbing Notes and Legend
P1.0	First Floor Plumbing Plan
P2.0	First Floor Utility Gas Plan

MECHANICAL & HVAC

MD1	First Floor HVAC Duct Demo Plan
MD2	First Floor HVAC Piping Demo Plan
M1.0	First Floor HVAC New Work Plan
M1.1	First Floor HVAC Ceiling Plan
M1.2	First Floor HVAC Piping Plan
M2	HVAC Schedules

ELECTRICAL

ED1	Lighting Existing Condition & Demolition Plan
ED2	Power Existing Condition & Demolition Plan
E1.1	Electrical Legends, Schedules, Notes & Details
E1.2	Power Riser Diagrams
E1.3	Electrical owner Equipment Schedules
E1.4	Electrical Owner Equipment Schedules
E2.1	Lighting Floor Plan
E3.1	Power Floor Plan
E4.1	Fire Alarm Floor Plan

EXHIBIT A-2

FURNITURE

Existing office furniture in the Premises and agreed upon items from the second (2nd) floor (high-back chairs, office chairs, bookcases, conference table and mail bin).

Tenant agrees to keep a file with receipts for any new office furniture purchased during the term of the Lease. Landlord and Tenant agree to review this file upon expiration of the term of the Lease, so Tenant will have the right to remove these new items from the Premises.

EXHIBIT B

RULES AND REGULATIONS

1. The sidewalks, entrances, passages, corridors, vestibules, halls, elevators or stairways in or about the Building shall not be obstructed by Tenant.

2. Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the Building corridor or from the exterior of the Building.

3. Tenant shall not place a load upon any floor of the Building exceeding the lesser of the floor load which such floor was designed to carry or that allowed by law.

4. Tenant shall not waste electricity or water in the Building and shall cooperate fully with Landlord to assure the most effective operation of the Building HVAC system. All regulating and adjusting of HVAC equipment (other than Separate HVAC Equipment) shall be done by the Landlord’s agents or employees.

5. No additional or different locks or bolts shall be affixed on doors by Tenant without Landlord’s consent, which shall not be unreasonably withheld or delayed. Tenant shall provide Landlord with keys to all locks or bolts installed on doors by Tenant and Tenant shall return all keys to Landlord upon termination of Tenant’s lease. Tenant shall not allow peddlers, solicitors or beggars in the Building and shall report such persons to the Landlord’s agent.

6. No bicycles, vehicles or animals of any kind, other than animals permitted as part of the Permitted Uses, shall be brought into or kept in or about the Premises. No space in the Building shall be used for manufacturing or for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

7. Tenant shall not engage or pay any employees of the Building without approval from the Landlord.

8. All removals from the Building or the carrying in or out of the Building or the Premises of any freight, furniture or bulky matter of any description must take place at such time and in such manner as Landlord may determine from time to time. Landlord reserves the right to exclude from the Building all freight which violates any of the rules and regulations or provisions of Tenant’s lease.

9. Normal Building Operating Hours are 8:00 a.m. to 7:00 p.m. Mondays through Fridays and 8:00 a.m. to 1:00 p.m. on Saturdays excluding New Years Day, Martin Luther King’s Birthday, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day (and the applicable weekday when any such day occurs on a weekend day) and all Sundays, except that Landlord reserves the option (at its sole election) to expand or alter Normal Building Operating Hours. Any day (other than a Saturday) on which Normal Building Operating Hours shall occur shall be a “Business Day”.

10. Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

11. Tenant shall, at Tenant’s expense, provide artificial light and electric current for the Landlord and/or its contractors, agents and employees during the making of repairs, alterations, additions or improvements in or to the demised premises.

12. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant.

13. Tenant may request HVAC service outside of Normal Building Operating Hours by submitting a request in writing (or by email or phone) to Landlord’s manager by noon of the preceding workday.

14. Landlord reserves the right to establish, modify and enforce parking rules and regulations.

15. All refuse from the Premises shall be disposed of in accordance with the requirements established therefor by Landlord and no dumpster shall be overloaded by Tenant.

16. Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional reasonable rules and regulations when in its judgment Landlord deems it necessary, desirable or proper for its best interest and for the best interest of tenants and other occupants and invitees thereof. Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building.

EXHIBIT C

ALTERATIONS REQUIREMENTS

A.	General

1. All alterations, installations or improvements (“Alterations”) to be made by Tenant in, to or about the Premises, including any Alterations to be made prior to Tenant’s occupancy of the Premises for the Permitted Use, shall be made in accordance with the requirements of this Exhibit and with any additional requirements stated in the Lease.

2. All submissions, inquiries approvals and other matters shall be processed through Landlord’s Building manager or regional property manager.

3. Additional and differing provisions in the Lease, if any, will be applicable and will take precedence over the terms of this Exhibit.

B.	Plans

1. Before commencing construction of any Alterations, Tenant shall submit for Landlord’s written approval either a description of the Alterations or drawings and specifications for the Alterations, as follows:

(i)	Tenant shall submit drawings and written specifications (collectively, “Plans”) for all of Tenant’s Alterations, including mechanical, electrical and cabling, plumbing and architectural drawings. Drawings are to be complete, with full details and finish schedules, and shall be stamped by an AIA architect licensed in the state or district in which the Property is located certifying compliance with building codes.

(ii)	Tenant may submit a complete description of Tenant’s Alterations (including sketches or diagrams as necessary) in lieu of submitting Plans if the proposed Alterations meet all of the following criteria: (1) they are cosmetic in nature (e.g. painting, wallpapering, installation of floor coverings, etc.), (2) they do not require a building permit, (3) they do not require work to be performed inside walls or above the ceiling of the Premises, and (4) they will not affect the structure or the mechanical, plumbing, HVAC, electrical or life safety systems of the Building (collectively, the “Building Systems”). Notwithstanding that Tenant’s proposed Alterations satisfy all of the preceding criteria, upon review of Tenant’s submission, Landlord shall have the right to require Tenant to submit Plans for all or any portion of the proposed Alterations.

2. Landlord shall review the description or Plans submitted by Tenant (“Tenant’s Design Submission”) and notify Tenant of approval or disapproval. If Landlord disapproves Tenant’s Design Submission, Landlord shall specify the reasons for its disapproval and Tenant shall revise Tenant’s Design Submission to meet Landlord’s objections, and shall resubmit the same to Landlord as so revised until Tenant’s Design Submission is approved by Landlord. No approval by Landlord of Tenant’s Design Submission shall constitute a waiver of any of the requirements of this Exhibit or the Lease. Tenant shall not make any changes to Tenant’s Design Submission after approval by Landlord, including changes required to obtain governmental permits, without obtaining Landlord’s written approval in each instance.

3. All mechanical, electrical, structural and floor loading requirements shall be subject to approval of Landlord’s engineers. Landlord also reserves the right to require Tenant to submit copies of shop drawings for Landlord’s review and approval.

4. Before commencing construction of any Alterations, Tenant shall provide Landlord with two (2) complete copies of Tenant’s Design Submission in final form as approved by Landlord.

C.	Selection of Contractors and Subcontractors

Before commencing construction of any Alterations, Tenant shall submit to Landlord the names of Tenant’s general contractor (the “General Contractor”) and subcontractors for Landlord’s approval. If Landlord shall reject the General Contractor or any subcontractor, Landlord shall advise Tenant of the reasons(s) in writing and Tenant shall submit another selection to Landlord for Landlord’s approval.

D.	Insurance

Before commencing construction of any Alterations, Tenant will deliver to Landlord:

(i)	Four (4) executed copies of the Insurance Requirements agreement in the form set forth in Exhibit D from the general contractor and, if requested by Landlord, from the subcontractors (Landlord will return two fully executed copies to Tenant), and

(ii)	insurance certificates for the General Contractor and subcontractors as required by Exhibit D, which shall include evidence of coverage for the indemnity provided by the General Contractor or subcontractor executing such agreement.

E.	Building Permit and Other Legal Requirements

1. Before commencing construction of any Alterations, Tenant shall furnish Landlord with a valid permit for the construction of the Alterations from the building department or other agency having jurisdiction in the municipality in which the Building is located (unless the Alterations are of a cosmetic nature not requiring a building permit). Tenant shall keep the original building permit posted on the Premises during the construction of the Alterations.

2. Tenant Design Submission, the Alterations, and the construction of the Alterations shall each be in strict compliance with (i) all applicable laws, codes, rules and regulations, including, without limitation, the Americans with Disabilities Act, state and local health department requirements, and occupational health and safety laws and regulations (and no approval of Tenant’s Design Submission shall relieve Tenant of this obligation or invest Landlord with any responsibility for ensuring such compliance), and (ii) all building permits, consents, licenses, variances, and approvals issued in connection with the Alterations. Tenant shall ensure that the General Contractor and all subcontractors have the requisite licenses to perform their work. Tenant shall procure all permits, governmental approvals, licenses, variances and consents required for the Alterations and shall provide Landlord with a complete copy thereof promptly upon receipt of same by Tenant.

F.	Materials and Workmanship

1. All materials, equipment and installations must meet Landlord’s minimum standards for the Building, as may be designated by Landlord from time to time, and all materials shall be new, commercial grade and of first-class quality. Any deviation from these requirements will be permitted only if clearly indicated or specified on Tenant’s Design Submission and approved by Landlord.

2. Alterations shall be constructed in a professional, first-class and workmanlike manner, in accordance with Tenant’s Design Submission.

3. The General Contractor shall guaranty all materials and workmanship against defects for a period of not less than one (1) year from installation. Notwithstanding any limitations contained in such guaranty or in any contract, purchase order or other agreement, during the entire term of the Lease, Tenant shall promptly repair or replace, at Tenant’s cost, any defective aspect of the Alterations except for insubstantial defects that do not adversely effect the Building or the appearance or rental value of the Premises, as determined by Landlord in its sole discretion.

4. Alterations must be compatible with the existing Building Systems. In the event any Alterations shall interfere with the proper functioning of any Building System, Tenant, at Tenant’s sole cost and expense, shall promptly cause such repairs, replacements or adjustments to be made to the Alterations as are necessary to eliminate any such interference.

G.	Prosecution of the Work

1. All construction activities shall be conducted so as to avoid disturbance of other tenants. Landlord may require that all demolition and other categories of work that may inconvenience other tenants or disturb Building operations be scheduled and performed before or after Normal Building Operating Hours (at times determined by Landlord), and Tenant shall provide the Building manager with at least two Business Days’ notice prior to proceeding with any such work.

2. Unless Landlord directs otherwise, Tenant’s contractors shall have access to the Building during the Normal Building Operating Hours only. If Tenant’s contractors desire access to the Building at any other time, Landlord shall use reasonable efforts to provide such access, provided, however, that Tenant shall pay Landlord any additional cost incurred by Landlord to provide such access, including, without limitation, additional costs for utilities, personnel, and security.

3. Prior arrangements for elevator use shall be made with the Building manager by Tenant or the General Contractor. Elevator cabs shall be properly padded and no material or equipment shall be carried under or on top of elevators. If an operating engineer is required by any union rules, such engineer shall be paid for by Tenant.

4. Under no circumstances will any material related to Tenant’s Alterations be allowed access through the Building’s front entrance without advance written approval of the Building manager.

5. If shutdown of risers and mains for electrical, HVAC, sprinkler or plumbing work is required, such work shall be supervised by Landlord’s representative at Tenant’s expense. No work will be performed in Building mechanical equipment rooms except under Landlord’s supervision.

6. Alterations shall be performed under the supervision of a superintendent or foreman of the General Contractor at all times.

7. All areas adjacent to the construction area shall be sealed with plastic so as to not be affected by dust and debris. All floors shall be protected from the construction process.

8. The General Contractor or HVAC subcontractor shall block off supply and return grilles, diffusers and ducts to keep dust from entering into the Building HVAC system and thoroughly clean all HVAC units in the work area at the completion of the Alterations.

9. Construction debris shall be removed from the construction area daily and the construction area shall be kept neat and reasonably clean at all times. All construction debris is to be discarded in waste containment provided by the General Contractor only. No material or debris shall be stored outside the Premises or Building without the prior written approval of the Landlord’s representative.

10. Landlord shall have the right to instruct the General Contractor to deliver to Landlord, at Tenant’s expense, any items to be removed from the Premises during the construction of the Alterations.

11. Tenant, either directly or through the General Contractor, will immediately notify Landlord, in writing, of any damage to the Building caused by the General Contractor or any subcontractors. Such damage shall be repaired within 72 hours unless otherwise directed by the Landlord in writing. Any damage that is not repaired may be repaired by Landlord at Tenant’s expense.

12. Construction personnel shall use the restrooms located within the Premises only. If there are no restrooms within the Premises, then construction personnel shall use only those Building restrooms located on the floor where the work is being performed.

13. All wiring and cabling installed by Tenant shall be tagged with Tenant’s name and its specific use and purpose.

14. The General Contractor and all subcontractors shall cause their employees to adhere to all applicable Rules and Regulations of the Building.

15. Landlord shall have the right to supervise and inspect the Alterations as the work progresses and to require Tenant to remove or correct any aspect of the Alterations that does not conform to Tenant’s Design Submission approved by Landlord. Such supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

H.	Documents to Be Furnished to Landlord Upon Completion of Tenant’s Work

1. Within fifteen (15) days after construction of the Alterations has been completed, except for so-called punch list items, Tenant shall furnish Landlord with the following documents:

(i)	record “as built” drawings in paper and electronic (CADD) format showing all of the Alterations as actually constructed for all portions of the Alterations for which drawings were submitted;

(ii)	if Plans for the Alterations were prepared by an architect, a written certification from the architect confirming that the Alterations were completed in accordance with the Plans and all applicable laws, codes, ordinances, and regulations;

(iii)	full and final lien waivers and releases executed by the General Contractor and all subcontractors and suppliers;

(iv)	if the Alterations include any HVAC work, a properly executed air balancing report signed by a professional engineer showing that the HVAC system is properly balanced for the season;

(v)	copies of all warranties and guarantees received from the General Contractor, subcontractors and materials suppliers or manufacturers;

(vi)	copies of all maintenance manuals, instructions and similar information pertaining to the operation and maintenance of equipment and fixtures installed in the Premises as part of the Alterations; and

(vii)	a copy of the final, permanent certificate of occupancy or amended certificate of occupancy for the Premises.

EXHIBIT D

CONTRACTOR’S INSURANCE REQUIREMENTS

Building:

Tenant:

Premises:

The undersigned contractor (“Contractor”) has been hired by the tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the undersigned landlord (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1. Contractor agrees to indemnify and save harmless the Landlord, and if Landlord is a general or limited partnership each of the partners thereof, and if Landlord is a nominee trust the trustee(s) and all beneficiaries thereof, and all of their respective officers, employees and agents, from and against any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death, at any time resulting therefrom and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this agreement but shall be applied only to the minimum extent required by law).

2. Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

(a) Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b) Commercial General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this agreement) for not less than the following limits:

Bodily Injury:	$5,000,000 per person
$5,000,000 per occurrence

Property Damage:	$5,000,000 per occurrence
$5,000,000 aggregate

(c) Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:	$5,000,000 per person
$5,000,000 per occurrence

Property Damage:	$5,000,000 per occurrence.

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

The insurance provided in (b) and (c) above shall name Landlord as an additional insured.

3. Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a) Commercial General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

(b) Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this      day of                     , 20    .

Contractor:	Landlord:

By:	By:

By:	By:

EXHIBIT E

CLERK’S CERTIFICATE

I,                     , the duly elected and acting [Secretary/Clerk] of                     , a                      corporation (the “Corporation”), hereby certify that:

(A) at a meeting of the board of directors of the Corporation held on                      in accordance with law and the Bylaws of the Corporation the following resolutions were duly adopted:

VOTED: a. To approve a lease of approximately              square feet of space for terms of      years with respect to                      in the building commonly known as                      in                     , which lease grants the Corporation an option to extend the term for             terms of      years each, substantially in the form of the draft presented at this meeting, a copy of which shall be placed on file in the office of the [Secretary/Clerk] and be incorporated by reference in this vote;

b. To authorize                      and                     , or any one of them (each hereinafter referred to as a “Signatory”), to execute and deliver in the name and on behalf of the Corporation the above-described lease and to execute and deliver all other documents, agreements and instruments, including, without limitation, notices of lease, and to take all other actions with respect to the foregoing which any Signatory, in such Signatory’s discretion, shall determine to be necessary or appropriate to effect or secure the transactions contemplated herein, the execution and delivery of any of the foregoing or the taking of any such action to be conclusive evidence of such Signatory’s determination and of the Signatory’s authority so to do granted by this vote;

(B) as of this date the following individuals are duly elected and qualified officers of the Corporation holding at this date, the offices specified next to their names and the signature next to each such name is such individual’s true signature.

NAME	OFFICE	SIGNATURE

(C) The form of lease attached to this Certificate is the form referred to in the foregoing vote.

(D) The resolutions set forth above are unmodified and continue to be in full force and effect and the Corporation has adopted no other resolutions in respect of the subject matter thereof.

In witness whereof, I have hereunto set my hand and affixed the seal of the Corporation this      day of                     , 20    .

[Secretary/Clerk]

EXHIBIT F

DECLARATION BY LANDLORD AND TENANT

AS TO DATE OF DELIVERY AND ACCEPTANCE

OF POSSESSION OF PREMISES

Attached to and made a part of the Lease dated                     ,              (the “Lease”), entered into by and between Lexington Office Realty Trust, under Declaration of Trust dated December 22, 2008 and filed with Middlesex County Registry District of the Land Court as Document No. 1488947 (“Landlord”) and Curis, Inc., a Delaware corporation (“Tenant”), covering space comprising approximately 28,172 rentable square feet as further described in the Lease (the “Premises”) in the building located at 4 Maguire Road, Lexington, Massachusetts.

The undersigned Landlord and Tenant hereby certify that (i) possession of the Premises was delivered by Landlord to Tenant on                     ,             ; (ii) Landlord’s Work (as defined in the Lease) and all other improvements to be constructed by Landlord in accordance with the Lease have been satisfactorily completed by Landlord and accepted by Tenant; (iii) the Lease is in full force and effect; (iv) the Commencement Date (as defined in the Lease) occurred on                     ,             , and the Original Term (as defined in the Lease) will expire on                     ,             ; (v) the Rent Commencement Date is                     ,] and (vi) as of the date hereof, there is no default of Landlord and Tenant claims no right to setoff against rents.

IN WITNESS WHEREOF, the parties have caused this Declaration to be executed as a sealed instrument as of this      day of                     ,         .

Landlord:

TRUSTEES OF LEXINGTON OFFICE REALTY TRUST

By:
Name:
	Title:	Trustee as aforesaid and not individually

Tenant:

CURIS, INC.

By:
Its (Vice) President

By:
Its (Assistant) Treasurer

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Table of Contents

(continued)

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Table of Contents

(continued)

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